UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to § 240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc.

140 West Street

New York, New York 10007

March 28, 2007

To Our Shareholders:

On behalf of the Board of Directors, Verizon cordially invites you to attend the 2007 Annual Meeting of Shareholders of Verizon Communications Inc. on Thursday, May 3, 2007. The Annual Meeting will be held at the Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania. The Annual Meeting will begin at 10:30 a.m. and we anticipate that it will end no later than 12 noon.

The Annual Meeting is an opportunity for us to talk with you about matters of general interest to Verizon’s shareholders. The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. You will need an admission ticket to attend the Annual Meeting. Specific information about obtaining your admission ticket can be found in the Notice of Annual Meeting that appears on the next page. We have printed directions to the Annual Meeting on the back inside cover of the Proxy Statement and on the admission ticket. The directions are also available at www.verizon.com/investor.

The Westin Convention Center Hotel is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please send your request to the Assistant Corporate Secretary, Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007, so that we receive it no later than April 20, 2007.

Sincerely,

Chairman and Chief Executive Officer

Your vote is important

Please vote promptly by Internet,

by telephone, or by signing, dating and returning

the enclosed proxy card

Notice of Annual Meeting of Shareholders of Verizon Communications Inc.

Date:	May 3, 2007
Time:	10:30 a.m. Local Time
Place:	Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222

At the Annual Meeting of Shareholders, you will be asked to:

1.	Elect Directors;

2.	Ratify the appointment of the independent registered public accounting firm;

3.	Act upon such other matters, including the shareholder proposals described in this Proxy Statement, as may properly come before the meeting; and

4.	Consider any other business that is properly brought before the meeting.

Shareholders who own their shares of record at the close of business on March 5, 2007 are entitled to vote at the Annual Meeting. You may vote on the Internet or by telephone or by mailing a proxy card or you may vote your shares by returning the voter instruction form provided by your bank or broker. You may also vote in person at the Annual Meeting. Please review the instructions for the various voting options which are provided on the proxy card. We encourage you to vote your shares as soon as possible.

You will need an admission ticket to attend the meeting. If you are a registered shareholder, an admission ticket is attached to your proxy card. If your shares are not registered in your name, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from the firm confirming that you owned Verizon common stock on March 5, 2007. You can obtain an admission ticket by presenting that documentation at the meeting.

By Order of the Board of Directors

Marianne Drost                                                                                                                                    March 28, 2007

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

PROXY STATEMENT

Beginning March 28, 2007, Verizon is mailing this Proxy Statement and proxy card to its shareholders of record as of March 5, 2007. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Shareholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES AND RELATED MATTERS

Who can vote?    Shareholders of record as of the close of business on March 5, 2007 (also referred to as the Record Date) are entitled to vote. On that date, approximately 2.9 billion shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote?    You may vote in person at the Annual Meeting or you may vote by proxy without attending the Meeting. If you are a registered shareholder, you may vote by Internet or telephone by following the instructions on your proxy card. To vote your proxy by mail, please indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may revoke your proxy by submitting a proxy bearing a later date so that we receive it before the polls close at the Annual Meeting. You may also revoke your proxy by appearing in person and voting at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

What shares does my proxy card represent?    Your proxy card represents all Verizon shares registered in your name as of March 5, 2007. If you participate in the Verizon Communications Direct Invest Plan, the card also represents any full shares that are held in your Direct Invest Plan account. If you are an employee who participates in a Verizon employee savings plan and you also hold shares in your own name, you will receive a single proxy card that includes the plan shares attributable to the units that you hold in the plan and the shares registered in your name.

How does the Proxy Committee vote my shares?    If you provide a properly executed proxy before voting closes at the Annual Meeting, the Proxy Committee will vote your shares in accordance with the directions on your proxy card. If you do not indicate how your shares are to be voted, the Proxy Committee will vote your shares as recommended by the Board of Directors. The Proxy Committee also has the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting. If you wish to give your proxy to someone other than the Proxy Committee, please cross out the names of the Proxy Committee and add the name of the person you wish to designate.

How are votes counted?    If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as you indicate. If you indicate that you wish to abstain from voting on an item, your shares will not be voted on that item. Under our Bylaws, abstentions will not be counted in determining the number of shares voted with respect to any nominee for Director or any management or shareholder proposal. We will count abstentions in determining whether a quorum is present.

If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on routine matters as determined by the New York Stock Exchange but cannot vote your shares on non-routine matters. This is referred to as a “broker non-vote.” Broker non-votes are only counted in determining whether a quorum is present.

If you are an employee who participates in a Verizon employee savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. If you do not submit a proxy and you are also a registered shareholder, your registered shares will not be voted. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, we must receive your proxy voting instructions by April 30, 2007.

What vote is required?    In order to have a quorum to conduct business at the Annual Meeting, a majority of the outstanding shares of Verizon common stock that are entitled to vote must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors are elected by a majority of the votes cast. The management and shareholder proposals described in the Proxy Statement must be approved by a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the vote.

Who will tabulate and certify the vote?    The Company’s transfer agent, Computershare Trust Company, N.A., will tally the vote, and the independent inspectors of election will certify the results.

Is my vote confidential?    It is the Company’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the Company’s proxy solicitor?    Georgeson Inc. has been retained by the Company to assist in the distribution of proxy materials and solicitation of votes for a base fee of $17,500, plus reimbursable expenses and custodial charges.

Where can I find the voting results of the Annual Meeting?    Voting results will be available on our website at www.verizon.com/investor shortly after the meeting and will also be included in the Company’s Form 10-Q for the second quarter which will be filed with the Securities and Exchange Commission in August 2007.

How may I request an electronic set of proxy materials?    We encourage shareholders to sign up for electronic delivery of future proxy materials. To sign up, go to www.computershare.com/verizon. You may also sign up when you vote by Internet at www.investorvote.com/verizon and follow the instructions. Once you sign up, you will no longer receive a printed copy of the proxy materials, unless you request one. Each year you will receive an e-mail explaining how to access the proxy materials on-line as well as how to vote your shares on-line. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare Trust Company, N.A. (on-line at www.computershare.com/verizon, by telephone at 1-800-631-2355 or in writing at P.O. Box 43078, Providence, Rhode Island 02940-3078).

Why did I receive only one set of proxy materials when there are several shareholders at my address?    Verizon has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, eligible shareholders who share a single address receive only one copy of the Annual Report and Proxy Statement at their household unless we receive notice that they wish to continue to receive individual copies. This procedure does not apply to shareholders who have signed up for electronic delivery of proxy materials.

How may I request a single set of proxy materials for my household?    Registered shareholders should contact Computershare Trust Company, N.A. (by telephone at 1-800-631-2355 or in writing at P.O. Box 43078, Providence, Rhode Island 02940-3078) to receive a single copy of the Annual Report and Proxy Statement each year, beginning 30 days after receipt of your instructions. If you hold your shares through a broker, bank or other nominee, you can contact your broker, bank or nominee to request a single set of proxy materials.

What if I have questions about my stock account, dividends, how to transfer my shares or similar matters?    Please contact Verizon’s transfer agent, Computershare Trust Company, N.A. (on-line at www.computershare.com/verizon, by telephone at 1-800-631-2355 or in writing at P.O. Box 43078, Providence, Rhode Island 02940-3078) with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Verizon’s independent Board of Directors has the professional experience, expertise and commitment to effectively oversee management’s performance and act in the long-term best interests of shareholders. The Board of Directors is committed to maintaining the highest standards of corporate governance. The Board periodically reviews its governance provisions in light of recent developments and shareholder views. For example, in 2006, the Board adopted a majority vote standard for the election of Directors. Currently, there are fifteen Directors: James R. Barker, Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, Ivan G. Seidenberg, Walter V. Shipley, John W. Snow, John R. Stafford and Robert D. Storey. All of the Directors are standing for election and their biographies appear later in this Proxy Statement.

Corporate Governance Guidelines and Codes of Ethics.  The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board. The Guidelines are attached as Appendix A to this Proxy Statement. The Guidelines, Certificate of Incorporation, Bylaws and Board Committee charters provide the framework for governance of Verizon. The Guidelines also contain provisions regarding business conduct and ethics for Directors. The Verizon Code of Business Conduct is a code of ethics that applies to all employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Guidelines and the Verizon Code of Business Conduct are available through the Corporate Governance link on the Company’s website at www.verizon.com/investor. Verizon will promptly post any amended version of the Guidelines or the Code on that website. As stated in the Guidelines, the Board is strongly predisposed against any waivers of the business conduct and ethics provisions of the Guidelines or the Code for a Director or an executive officer. To date, no such waiver has been granted. In the unlikely event of a waiver, the Board’s action will be promptly disclosed on the Company’s website noted above. If you would like to receive a copy of the Guidelines or the Code, send your request in writing to the Assistant Corporate Secretary, Verizon Communications Inc., 140 West Street, 29th Floor, New York, NY 10007.

Meetings and Executive Sessions of the Board.  Directors are expected to attend all meetings of the Board and each committee on which they serve. In 2006, the Verizon Board of Directors met twelve times, seven regularly scheduled meetings and five special meetings. The Directors, in the aggregate, attended over 95% of the Board and their committee meetings. Each of the incumbent Directors attended over 79% of the meetings of the Board and the committees to which the Director was assigned. In addition to Board meetings, the Directors communicate informally with management on a variety of topics, including suggestions for Board or committee meeting agenda items, recent developments, and other matters of interest to the Directors. The Board has unrestricted access to management at all times.

The independent Directors meet regularly in private sessions without any members of management present. These private meetings include at least one session to review and assess the process and effectiveness of the Board and to consider any other matters that the Directors may request. In addition, the Board reviews the performance and approves the compensation of the Chief Executive Officer in an executive session. The Presiding Director chairs each executive session or meeting of independent Directors and any meeting of the Board at which the Chairman is not present.

Directors standing for election are expected to attend the Annual Meeting of Shareholders. In 2006, eleven of the thirteen Directors standing for election attended the Annual Meeting.

Presiding Director.  The Presiding Director is an independent Director who is elected annually by the independent Directors. Dr. Sandra O. Moose will serve as the Presiding Director until the 2008 Annual Meeting or until her successor is elected and qualified. The Presiding Director acts as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors have direct and unrestricted access to the Chairman at any time. The Presiding Director chairs all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in her discretion, call an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, reviews and approves the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Independence.  The Board evaluates the independence of each Director in accordance with applicable laws and regulations, the listing standards of the New York Stock Exchange and the standards set forth in Verizon’s Corporate Governance Guidelines. The Corporate Governance Guidelines attached as Appendix A to this Proxy Statement include the independence standards established by the Board and used by the Corporate Governance and Policy Committee and the Board in their assessment of the independence of Directors. The independence standards are also available in the Corporate Governance Guidelines through the Corporate Governance link on the Company’s website at www.verizon.com/investor. Based on the recommendation of the Committee, the Board has determined that all of the non-employee Directors are independent: James R. Barker, Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, Walter V. Shipley, John W. Snow, John R. Stafford and Robert D. Storey.

In determining the independence of Mr. Barker, Mr. Carrión, Ms. Keeth, Mr. Lane, Mr. Neubauer and Mr. Otis, the Board considered payments for telecommunications services made to Verizon by the companies that employ or employed those Directors in 2006. In determining Mr. Carrión’s independence, the Board also considered payments for billing collection and banking-related services, dividends paid by Verizon to the company that employs him and the minority ownership interest of that company in Telecomunicaciones de Puerto Rico Inc., a Verizon subsidiary. Verizon has entered into an agreement to sell its interest in this company. In determining Mr. Neubauer’s independence, the Board also considered the membership of a Verizon executive officer on the board of the company that employs him and payments for competitively bid food and facility management services that Verizon made to the company that employs him. In determining Mr. Shipley’s independence, the Board considered his serving as a director of another company where Verizon’s chief executive officer also serves as a director. In determining Mr. Stafford’s independence, the Board considered his membership on the board of another company where Verizon’s chief executive officer also serves as a director. In applying the independence standards, the independent members of the Board have determined that these transactions and relationships were not material and do not impair the ability of the Directors to act independently.

The Board has also assessed the independence of each of the members of the Audit and Finance, Corporate Governance and Policy, and Human Resources Committees based on the Corporate Governance Guidelines and applicable rules. The Board has determined that all members of those committees are independent. The Board’s findings are included in the discussion of each committee below.

Shareholder Communications with Directors.  A shareholder who would like to communicate directly with the Board, a committee of the Board, the non-employee Directors as a group or with an individual Director, should send the communication to:

Verizon Communications Inc.

Board of Directors [or committee name, the non-employee Directors as a group or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all such shareholder correspondence about Verizon to the Board, committee, non-employee Directors or individual Director, as appropriate. This process has been approved by the independent Directors of Verizon.

Committees of the Board.  There are three standing committees of the Board, the Audit and Finance Committee, the Corporate Governance and Policy Committee and the Human Resources Committee. Each committee’s activities are governed by a committee charter. A copy of the committee charters is available through the Corporate Governance link at www.verizon.com/investor, or by sending your request in writing to the Assistant Corporate Secretary, Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007.

The Chairperson of each committee approves the agenda and materials for each meeting. As part of the annual committee assessment, each committee reviews its charter to determine if any changes are necessary or advisable and determines whether the committee has sufficient information, resources and time to fulfill its obligations. The assessment also determines whether the committee is performing its obligations. Under the Corporate Governance Guidelines, each committee may retain independent advisors to assist it in carrying out its responsibilities.

The current members of each Committee of the Board are listed below:

Audit and Finance Committee	Corporate Governance and Policy Committee	Human Resources Committee
Thomas H. O’Brien, Chairperson	Sandra O. Moose, Chairperson	Walter V. Shipley, Chairperson
James R. Barker	Richard L. Carrión	Richard L. Carrión
Robert W. Lane	Donald T. Nicolaisen	Robert W. Lane
Sandra O. Moose	Hugh B. Price	Joseph Neubauer
Donald T. Nicolaisen	Walter V. Shipley	Clarence Otis, Jr.
Clarence Otis, Jr.	Robert D. Storey	John R. Stafford

Ms. Keeth and Dr. Snow have recently joined the Board of Directors and have not yet been assigned to any committee.

The Audit and Finance Committee — The Committee is responsible for the appointment, compensation, removal, and oversight of the work of the independent registered public accounting firm. The Committee also oversees the performance of management in carrying out its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance and qualifications of the independent registered public accounting firm (including their independence), the performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. The Committee met nine times during 2006. Based on the analysis and recommendation of the Audit and Finance Committee, the Board of Directors has designated each member of the Committee as an “audit committee financial expert.” Based on the analysis and recommendation of the Corporate Governance and Policy Committee and the concurrence of the Audit and Finance Committee, the Board of Directors has determined that all of the members of the Audit and Finance Committee are independent as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines. The report of the Audit and Finance Committee is included later in this Proxy Statement.

The Corporate Governance and Policy Committee — The Committee provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees and those policies and practices are reflected in the Corporate Governance Guidelines. The Committee evaluates the qualifications of candidates for election as Directors and presents its recommendations to the full Board. The Committee also reviews the Company’s charitable contribution policies, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues. The Committee met four times in 2006. Based on the analysis and recommendation of the Corporate Governance and Policy Committee, the Board of Directors has determined that all of the members of the Committee are independent as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines.

The Human Resources Committee — The Committee is responsible for designing and overseeing the Company’s compensation policies and practices to ensure that they further the Company’s strategic goals and the interests of its shareholders and are competitive with peer companies. The Committee considers the Company’s policies and practices with respect to succession planning. The Committee also reviews, and recommends to the full Board, the compensation and benefits for non-employee Directors. The Committee met eight times in 2006. Based on the analysis and recommendation of the Corporate Governance and Policy Committee and the concurrence of the Human Resources Committee, the Board of Directors has determined that all of the members of the Human Resources Committee are independent as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines. The report of the Human Resources Committee is included later in this Proxy Statement.

Nomination of Candidates for Director.  In attempting to identify potential candidates, the Corporate Governance and Policy Committee considers individuals recommended by Directors, members of management, shareholders and self-nominated individuals. The Committee is advised of all nominations that are submitted to Verizon. In order to be considered by the Committee, a proposed candidate must be ethical, have proven judgment and competence, have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Company, have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency, and be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders. In evaluating candidates, the Committee also considers other factors that are relevant to the current needs of the Company, including those that promote diversity.

Each candidate for re-election as a Director must consent to stand for re-election and tender an irrevocable resignation to the Chairperson of the Corporate Governance and Policy Committee prior to nomination each year. The Committee also considers their qualifications, including their understanding of Verizon’s businesses and the environment within which the Company operates, their attendance and participation at meetings, and their independence and relationships, if any, with the Company.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the full Board for consideration and approval. The Committee also reports on any candidates who were considered but not recommended for election or re-election as Directors.

The Company will report any material change to this procedure in its quarterly or annual filing with the Securities and Exchange Commission. In addition, Verizon will make any new procedure available promptly through the Corporate Governance link on its website at www.verizon.com/investor.

The Bylaws require that if a shareholder wishes to nominate an individual for election as a Director at the Company’s Annual Meeting of Shareholders, the shareholder must give the Company advance written notice and provide specified information no later than 90 days prior to the anniversary date of the Annual Meeting. For the 2008 Annual Meeting, this notice must be received by February 4, 2008. Information that must be provided includes, among other things, the nominee’s name, address and principal occupation. Shareholders may request a copy of the Bylaw requirements from the Assistant Corporate Secretary, Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007.

Mandatory Retirement.  Under the Company’s Bylaws, a non-employee Director must retire no later than the Board meeting that follows his or her 72nd birthday.

Related Transactions.  Pursuant to the Related Person Transaction Policy contained in the Corporate Governance Guidelines which are available through the Corporate Governance link at www.verizon.com/investor, the Corporate Governance and Policy Committee reviews potential related transactions and takes such action as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. The Committee reports any such action to the Board of Directors. The Policy is included in the Guidelines which are attached as Appendix A to this Proxy Statement.

Lawrence T. Babbio, Jr. was an executive officer of Verizon through 2006. His son, Lawrence T. Babbio III, is employed by one of the Company’s subsidiaries in a non-executive position. He participates in compensation and benefit plans generally available to employees and received total compensation of $144,955 in 2006.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2006 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2006.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in the Company’s Annual Report on Form 10-K.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2007.

Respectfully submitted,

Audit and Finance Committee

Thomas H. O’Brien, Chairperson

James R. Barker

Robert W. Lane

Sandra O. Moose

Donald T. Nicolaisen

Clarence Otis, Jr.

Dated: March 1, 2007

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

The Board has fixed the size of the Board at fifteen Directors. Each of the nominees listed below is an incumbent Director who is being nominated to serve for a one-year term at the recommendation of the Corporate Governance and Policy Committee, and the Board has approved the nomination of the individuals listed below. A Director who reaches mandatory retirement age during his or her term must retire in accordance with the Company’s Bylaws. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. However, if any nominee should become unavailable to serve at the time of the Annual Meeting, the Proxy Committee will vote the shares it represents for the remaining nominees and for substitute nominee(s), if any, designated by the Board, unless otherwise instructed by a shareholder.

The Company’s Bylaws require directors to be elected by a majority of the votes cast. Each nominee has submitted an irrevocable letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast. In the event of a contested election where there are more candidates than there are director positions to be filled, the election of directors would be determined by a plurality of the votes cast.

The following biographies provide information about each nominee’s principal occupation and business experience, age, and directorships held in other public corporations, as well as Verizon Board committee memberships, as of March 1, 2007.

The Board of Directors recommends a vote FOR each of the nominees.

DIRECTOR NOMINEES

JAMES R. BARKER, Chairman, The Interlake Steamship Co. and New England Fast Ferry Company and Vice Chairman, Mormac Marine Group, Inc. and Moran Towing Corporation. Director of The Brink’s Company. Director since 2000 (Director of GTE Corporation 1976 – 2000); member of Audit and Finance Committee. Age 71.

RICHARD L. CARRIÓN, Chairman, President and Chief Executive Officer, Popular, Inc. and Chairman and Chief Executive Officer, Banco Popular de Puerto Rico. Director of Telecomunicaciones de Puerto Rico, Inc. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Corporate Governance and Policy Committee and Human Resources Committee. Age 54.

M. FRANCES KEETH, Retired Executive Vice President, Royal Dutch Shell plc (January 2005 – December 2006); Executive Vice President, Royal Dutch Shell plc and President and Chief Executive Officer, Shell Chemical LP (January 2005 – July 2006); Executive Vice President, Customer Fulfillment and Product Business Units and President and Chief Executive Officer, Shell Chemical LP (July 2001 – January 2005). Director of Arrow Electronics, Inc. Director since December 2006. Age 60.

ROBERT W. LANE, Chairman and Chief Executive Officer, Deere & Company. Director of General Electric Company. Director since 2004; member of Audit and Finance Committee and Human Resources Committee. Age 57.

SANDRA O. MOOSE, President of Strategic Advisory Services LLC; Retired Senior Vice President and Director of The Boston Consulting Group, Inc. Director of Rohm and Haas Company; The AES Corporation; Chairman of the Board of IXIS Advisor Funds and Loomis Sayles Funds. Director since 2000 (Director of GTE Corporation 1978 – 2000); Chairperson of Corporate Governance and Policy Committee and member of Audit and Finance Committee. Age 65.

JOSEPH NEUBAUER, Chairman and Chief Executive Officer, ARAMARK Holdings Corporation; Chairman and Chief Executive Officer, ARAMARK Corporation (September 2004 – January 2007); Executive Chairman of the Board (January 2004 – September 2004); Chairman (April 1984 – December 2003); Chief Executive Officer (February 1983 – December 2003). Director of Federated Department Stores, Inc.; Wachovia Corporation. Director since 1995; member of Human Resources Committee. Age 65.

DONALD T. NICOLAISEN, Former Chief Accountant of the United States Securities and Exchange Commission (2003 – 2005); Partner, PricewaterhouseCoopers (1967 – 2003). Director of MGIC Investment Corporation; Morgan Stanley; Zurich Financial Services. Director since December 2005; member of Audit and Finance Committee and Corporate Governance and Policy Committee. Age 62.

THOMAS H. O’BRIEN, Retired Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc. and PNC Bank, N.A. Director of BlackRock, Inc.; Hilb Rogal & Hobbs Company. Director since 1987; Chairperson of Audit and Finance Committee. Age 70.

CLARENCE OTIS, JR., Chairman and Chief Executive Officer, Darden Restaurants, Inc.; Chief Executive Officer (December 2004 – November 2005); Executive Vice President (March 2002 – November 2004); President, Smokey Bones Barbeque & Grill (December 2002 – November 2004); Chief Financial Officer (December 1999 – December 2002). Director VF Corporation. Director since January 2006; member of Audit and Finance Committee and Human Resources Committee. Age 50.

HUGH B. PRICE, Senior Fellow, The Brookings Institution; Formerly Senior Advisor, DLA Piper Rudnick Gray Cary U.S. LLP (2003 – 2005); President and Chief Executive Officer, National Urban League (1994 – 2003). Director of Metropolitan Life, Inc. and Metropolitan Life Insurance Company. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Corporate Governance and Policy Committee. Age 65.

IVAN G. SEIDENBERG, Chairman and Chief Executive Officer, Verizon Communications Inc.; President and Chief Executive Officer (April 2002 – December 2003); President and Co-Chief Executive Officer (June 2000 – March 2002); Chairman of the Board (December 1998 – June 2000) and Chief Executive Officer (June 1998 – June 2000). Director of Honeywell International Inc.; Wyeth. Director since 1997 (Director of NYNEX Corporation 1991 – 1997). Age 60.

WALTER V. SHIPLEY, Retired Chairman, The Chase Manhattan Corporation; Chairman and Chief Executive Officer (1983 – 1992; 1994 – 1999). Director of Exxon Mobil Corporation; Wyeth. Director since 1997 (Director of NYNEX Corporation 1983 – 1997); Chairperson of Human Resources Committee and member of Corporate Governance and Policy Committee. Age 71.

JOHN W. SNOW, President, JWS Associates, LLC; Former United States Secretary of the Treasury (February 2003 – June 2006); Chairman and Chief Executive Officer, CSX Corporation (1989 – 2002). Non-executive Chairman of Cerberus Capital Management, L.P.; Director of Marathon Oil Corporation. Director since February 2007 (Director of GTE Corporation 1998 – 2000; Verizon Communications Inc. June 2000 – January 2003). Age 67.

JOHN R. STAFFORD, Retired Chairman of the Board (1986 – 2002) and Chief Executive Officer (1986 – 2001), Wyeth. Director of Honeywell International Inc. Director since 1997 (Director of NYNEX Corporation 1989 – 1997); member of Human Resources Committee. Age 69.

ROBERT D. STOREY, Retired Partner, Thompson Hine LLP. Director since 2000 (Director of GTE Corporation 1985 – 2000); member of Corporate Governance and Policy Committee. Age 70.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

The Audit and Finance Committee of the Board of Directors considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2007 and to examine the effectiveness of internal control over financial reporting.

Fees billed to the Company by Ernst & Young for services rendered during fiscal year 2006 and 2005 were as follows:

	2006	2005
Audit fees:	$28.2 million	$13.8 million
Audit-related fees:	$4.6 million	$4.2 million
Tax fees:	$2.9 million	$0.8 million
All other fees:	$0.8 million	$0.9 million

Audit fees include the financial statement audit, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for the Company’s foreign subsidiaries or by regulatory agencies in the U.S. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Audit and Finance Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Audit and Finance Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the reappointment of Ernst & Young for the fiscal year of 2007. If this appointment is not ratified by the shareholders, the Audit and Finance Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.

SHAREHOLDER PROPOSALS

ITEMS 3 — 9 ON PROXY CARD

The shareholders below have advised us that they will present the following proposals at the Annual Meeting. Each shareholder proposal must receive the affirmative vote of a majority of the votes cast. The Board of Directors has concluded that it cannot support these proposals for the reasons given.

Item 3 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 424 shares of the Company’s common stock, proposes the following:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

Reasons: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

The Board believes that this proposal, which calls for a complete ban on any future stock options to all employees, is unduly restrictive. Moreover, the Verizon Long-Term Incentive Plan already addresses many of the concerns raised by the proposal. Specifically, the Plan prohibits:

•	grants of stock options priced at less than the fair market value of the stock on the date of grant;

•	the re-pricing of previously granted options; and

•	the future granting of any “reload” options.

In addition, the Human Resources Committee of the Board of Directors has not granted any stock options since 2004 and has no plans to grant stock options in 2007 or in the future. However, under the Verizon Long-Term Incentive Plan, as approved by shareholders, the Committee has the flexibility to award stock options. The Board believes that the Committee should continue to maintain the flexibility to grant stock options because this form of compensation may be appropriate under certain circumstances to attract and retain executive talent.

Accordingly, the Board recommends a vote AGAINST this proposal.

Item 4 on Proxy Card:

AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 1,700 shares of the Company’s common stock, proposes the following:

RESOLVED: that the shareholders of Verizon Communications, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus.

“Severance agreements” include any agreements or arrangements that provide for payments or awards in connection with a senior executive’s severance from the Company, including employment agreements; retirement agreements; settlement agreements; change in control agreements; and agreements renewing, modifying or extending such agreements.

“Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of periodic retirement payments; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general. The Institutional Shareholder Services (ISS) survey of 16 shareholder proposals to restrict golden parachutes in 2006 showed they averaged 51.2% of the vote and obtained majority support at six companies.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

In 2003, a similar proposal was approved by 59% of voting shareholders. However, we believe the policy our Company implemented is insufficient. According to the Company’s 2006 Proxy, the Board of Directors will seek shareholder ratification of any new severance agreement between a senior executive officer and the Company that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus bonus. But this limitation only applies to the cash value of any post-employment consulting arrangement between the senior executive officer and the Company, and does not apply to the cash value of any benefits that are payable or become payable pursuant to Company policy applicable to management.

We believe the cash value of benefits can be substantial. For example, under Vice Chairman Lawrence Babbio’s employment agreement, if there were a change of control, he would be entitled to at least $16,104,135, which includes just his performance stock units (provided that the Company attains the applicable performance goals), restricted stock units, and lump sum payment. This figure is already more than 2.99 times his 2005 base salary and bonus of $3,000,000.

For these reasons, we urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ POSITION

In 2004, the Human Resources Committee of the Board of Directors adopted a policy that provides that the Company will not enter into a new severance agreement with a senior executive officer that provides for a total lump-sum cash severance payment exceeding 2.99 times the sum of the executive’s base salary plus bonus without seeking shareholder ratification of such severance agreement. While it is not the Company’s practice to enter into post employment consulting arrangements, any compensation paid for such services would also be included in the limitation. The policy’s limitation does not, however, apply to the cash value of any earned and vested retirement benefits or earned and vested stock awards, as the proposal would require.

The Committee supports reasonable and appropriate limits on severance payments and it believes that the limitations in its existing policy are appropriate because they effectively prevent the payment of extraordinary severance benefits without shareholder approval. This policy effectively addresses the primary concerns of the proposal. However, the Committee believes that other benefits that are not provided under the terms of a severance plan or employment agreement should not be included in the severance calculation, as would be required by the proposal. These other benefits include accrued and vested retirement benefits and vested prior stock awards. These benefits are not payable under the terms of any severance plan or employment agreement, and are earned by the executives over the course of their careers, as is the case for any employee of the Company.

The Committee further believes that, by failing to properly differentiate vested retirement benefits that are generally available to all management employees from cash separation benefits provided under the terms of a severance policy or employment agreement, the proposal could place the Company at a competitive disadvantage in recruiting and retaining top talent.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST this proposal.

Item 5 on Proxy Card:

Communications Workers of America Members’ Relief Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, owner of 182 shares of the Company’s common stock, proposes the following:

Shareholder Proposal

RESOLVED, that the shareholders of Verizon Communications Inc. (“Company”) request that the Board of Directors submit a report to shareowners, which would identify any executive pay consultants that have provided advice on the compensation of the Company’s senior executives within the past five years, or are engaged to provide such advice in the future, and disclose any relationships with such consultants that might compromise their independence, including:

(1)	Whether any senior executive named in the proxy statement may have participated in decisions concerning selection or retention of such a consultant; and

(2)	The extent to which any such consultant has performed services for the Company, or is engaged to perform services in the future, that are not related to the compensation of senior executives.

Supporting Statement

The 2006 proxy statement discloses that the Compensation Committee of the Board of Directors uses a compensation consultant. However, in our view, it does not disclose information that would make it possible for shareowners to determine whether that particular consultant or any other compensation consultants are sufficiently independent to provide objective advice.

The independence of compensation consultants could be an important factor in determining how senior executives are compensated. According to one recent study (p. 38), “CEOs have often been involved in the selection process” (L. Bebchuk and J. Fried, Pay Without Performance, 2004). The authors add that, “Even if the CEO has not been involved [in the selection process], the chosen consultant has understood that a recommendation that displeases the CEO may pre-empt the consultant’s future employment.”

In this context, the study points out that “executive pay consultants have usually worked for consulting firms that derived most of their income from other services to firms’ human resources departments.” As a result, “consulting firms often had, or at least could expect to get in the future, other assignments with the hiring company.” (See also The New York Times, 10/23/2005 and 4/9/2006.)

Under the circumstances, Bebchuk and Fried observe that “compensation consultants have faced strong incentives to please, or at least not to anger, the CEO.” They quote Warrant Buffett for the proposition that “compensation consultants have ‘had no trouble perceiving who buttered their bread.”

The New York Times reported that the independence of the Company’s Consultant is open to question, revealing that the Company’s Consultant provides other services for the Company. (“Outside Advice on Boss’s Pay May Not Be So Independent,” The New York Times, 4/10/2006) The article suggests that the Company’s compensation consultant has a long and lucrative relationship with the Company, maintained at the behest of the executives whose pay it recommends.

We believe that the disclosure of Verizon’s relationships with its compensation consultants will help ensure that executive compensation decisions are rendered independently and in shareholders’ interests.

We urge shareholders to vote for this proposal.

BOARD OF DIRECTORS’ POSITION

As part of its corporate governance practices as outlined on page 25 of this Proxy Statement, the Committee believes that it has fully disclosed the relationship of the Company to its independent consultant. The Compensation Discussion and Analysis section of this Proxy Statement provides information about the role of the Committee’s independent consultant and the nature of the services provided. As noted in that section, the Committee has the sole authority to retain and terminate the independent compensation consultant and defines the consultant’s responsibilities and approves its fees. In addition, no senior executive named in the Proxy Statement participated in the decision regarding the selection or retention of the consultant. Finally, the consultant does not provide any services to the Company other than those provided to the Committee.

In view of the foregoing, including the disclosure provided elsewhere in this Proxy Statement, the Board believes that this proposal has been substantially implemented and recommends a vote AGAINST this proposal.

Item 6 on Proxy Card:

C. William Jones, 7055 Thomas Lane, Easton, Maryland 21601, owner of 119 shares of the Company’s common stock, proposes the following:

PROPOSAL

RESOLVED, the shareholders of Verizon hereby request that the Board adopt a policy that includes, as a voting item in the proxy statement for each annual meeting, an advisory resolution, proposed by Verizon’s management, to approve the compensation of the named executive officers (“NEOs”), set forth in the proxy statement’s Summary Compensation Table (the “SCT”), and the accompanying narrative disclosure of material factors provided to understand the SCT. The policy should specify appropriate disclosures to ensure shareholders fully understand the vote is advisory and will not abrogate any employment agreement.

SUPPORTING STATEMENT

We believe that the current rules governing senior executive compensation do not give shareholders sufficient influence over pay practices – nor do they give the Board adequate feedback from the owners of the company.

The advisory vote proposed here is similar to the nonbinding shareholder vote required since 2003 at the annual meetings of all U.K.-listed firms and, beginning in 2005, at all Australia-based companies.

We believe that an annual advisory vote is particularly appropriate at Verizon. Our Board has been widely criticized for excessive CEO pay relative to performance. A recent study by the Corporate Library (“Pay for Failure: The Compensation Committees Responsible,” March 31, 2006) singled out Verizon as one of eleven large U.S. companies “where the disconnect between pay and performance is particularly stark.”

The study notes that over the five fiscal years through 2005, CEO Ivan Seidenberg received $75.1 million in compensation, while total shareholder return was negative 26.8%. The Corporate Library accordingly gave Verizon’s Board a “D” for overall effectiveness.

The Corporate Library’s analysis argues that Verizon’s target bonus “is not even logical,” and concludes that what the company calls Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) are only weakly related to relative performance.

“Unfortunately, RSUs are no improvement on stock options, as such awards are firstly not related to performance in any way,” according to the study. The PSUs – although nominally linked to a peer group index – “again, is an example of a LTIP paying out for below median performance.”

Last year The New York Times reported on the disparity between pay and performance at Verizon (“Outside Advice on Boss’s Pay May Not Be So Independent, April 10, 2006). It noted that Verizon’s Compensation Committee “consists entirely of chief executives and former chief executives. Three of the four members sit on other boards with Mr. Seidenberg.”

Moreover, the article revealed that the “outside consultant” advising the Board on senior executive compensation “has received more than half a billion dollars in revenue from Verizon and its predecessor companies since 1997.”

The Times also quotes an independent compensation consultant concerning Seidenberg’s executive pension accumulations. “They’ve [Verizon] put in almost $6 million in four years . . . that goes beyond holy cow,” he said. “I look at this in the context of all the retrenchment Verizon has made in retiree benefits and medical for the rank-and-file guys.”

An advisory vote would, in our view, provide useful feedback and encourage shareholders to scrutinize the new, more extensive disclosures required by the SEC.

Please vote FOR this proposal.

BOARD OF DIRECTORS’ POSITION

As noted in the proposal, the Securities and Exchange Commission has recently adopted extensive new rules providing for expanded disclosure of compensation related information and additional transparency. In formulating these sweeping new disclosure requirements, the SEC did not include any requirement for an advisory shareholder vote on the compensation of the named executive officers. Establishing the compensation of the named executive officers and designing executive compensation incentive programs requires careful analysis and judgment. The Board does not believe that an advisory vote is a substitute for the informed judgment of the independent Board members.

Moreover, the Board believes that shareholders already have an effective way of directly communicating specific concerns about the Company and related issues, including compensation. Any shareholder can communicate directly with the Board, any committee of the Board or any individual Director on any issue of concern. Unlike an advisory vote, direct communication with the Committee or the Board allows shareholders to voice specific observations or express particular concerns. The Board believes that this direct communication process provides better and more “useful feedback” to the Committee than an advisory vote would provide. A simple tally of affirmative and negative votes does not provide any meaningful information on which to base compensation policies and practices.

The Board believes that it is necessary to address some of the statements in the proponent’s supporting statement by informing shareholders of the following facts:

•

Ivan Seidenberg was not paid nor did he receive $75.1 million over the five fiscal years through 2005 as stated in the study quoted by the proponent. That figure represented Mr. Seidenberg’s total compensation opportunity over the five-year period.

•

In 2006 the Committee retained Pearl Meyer and Partners to act as its independent compensation consultant. Pearl Meyer does not perform any services for the Company other than those provided to the Committee.

•	In 2006 the Committee eliminated and froze all future accruals under any supplemental executive retirement plan.
•	Since 2004, Ivan Seidenberg has worked for Verizon without the protection of an employment agreement and he will not be eligible for any severance benefits upon his separation from service.

For the foregoing reasons, the Board recommends a vote AGAINST this proposal.

Item 7 on Proxy Card:

The Association of BellTel Retirees Inc., 181 Main Street, P.O. Box 33, Cold Spring Harbor, New York 11724, owner of 214 shares of the Company’s common stock, and Robert A. Rehm, 5 Erie Court, Jericho, New York 11753, owner of 5,137 shares of the Company’s common stock propose the following:

RESOLVED: The shareholders of Verizon hereby urge our Board of Directors to adopt a policy such that the Board will not nominate a candidate for director who is employed full-time and also serves on the board of more than two other for-profit corporations. This policy would not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

The job of serving as a corporate director has taken on added complexity and significance in recent years, requiring more time and attention. Boards are under greater pressure from federal regulators and shareholders alike.

A 2005 survey by the National Association of Corporate Directors reported that outside directors spent an average of 191 hours on board duties for each company board on which they serve – equivalent to nearly five 40-hour work weeks. This is up from 156 hours in 2003.

The NACD survey suggests that a director who serves on three boards (or more) – as nearly all Verizon’s directors do – would need to dedicate at least three working months each year to board service alone. We do not believe a director can both work in a demanding full-time job and serve on more than one or two other corporate boards.

The Council of Institutional Investors, which represents large pension funds, recommends that “absent unusual, specified circumstances, directors with full-time jobs should not serve on more than two other boards.” The CII also recommends that active CEOs (of which there are five on Verizon’s Board) serve on only one other board.

Nine of Verizon’s 14 directors (65%) serve on at least two other company boards. By comparison, a 2005 survey of board practices at 1,275 large U.S. companies by the Investor Responsibility Research Center found that 66% of directors at these companies serve on no more than one other board, while 87% serve on no more than two others.

Verizon’s Governance Guidelines state that directors must “be willing and able to devote sufficient time to fulfill his or her responsibilities,” but without specifying any limit on board directorships or other outside commitments.

We believe that at least three current directors exceed the standard we propose:

Joseph Neubauer is Chairman & CEO of ARAMARK and serves on the boards of Verizon, Wachovia and Federated Department Stores.

Sandra Moose is President of Strategic Advisory Services and serves on the boards of Verizon, Rohm and Haas, AES Corporation, and the Loomis Sayles Funds.

James Barker is Chairman or Vice Chairman of four companies and serves on the boards of Verizon and Brink’s Company.

This problem is compounded by a lack of independence, in our view. The Corporate Library considers half the Board non-independent because the CEO and six “outside related” directors have or recently have had a financial relationship with the company other than their directorship.

We believe shareholders should be confident that their directors will be able to devote sufficient time and attention to the business of Verizon.

Please vote FOR this reasonable policy.

BOARD OF DIRECTORS’ POSITION

Verizon’s Corporate Governance Guidelines provide that a Director who serves as an executive officer of a public company should not serve on more than three public company boards, including the Board of the company that employs him or her. The Guidelines also provide that the other Directors should not serve on more than six public company boards. The Guidelines permit Directors to retain their current affiliations unless the Board determines that continuing them will impair the Director’s ability to serve on Verizon’s Board. These limits are generally consistent with, and in some cases more restrictive than, those of other public companies.

The Board believes that Verizon and its shareholders benefit from the diversity of experience, knowledge and perspective gained by Directors who serve on other boards. Each of Verizon’s Directors has consistently devoted significant time and energy and provided valuable guidance to Verizon. The Board believes that, in view of the Board’s existing policy on other directorships, and given the high standards of governance and independence to which its Directors are held, the goals of this proposal have already been achieved.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

Item 8 on Proxy Card:

Chris Rossi, Custodian for Vanessa Rossi, P.O. Box 249, Boonville, California 95415, owner of 600 shares of the Company’s common stock, proposes the following:

8  Subject Any Future Poison Pill to a Shareholder Vote

Resolved, Shareholders request that our Board adopt a bylaw or charter amendment that any future or current poison pill be subject to a shareholder vote as a separate ballot item, to be held as soon as possible. A poison pill is such a drastic step that a required shareholder vote on a poison pill is important enough to be a permanent part of our bylaws or charter  rather than a fleeting short-lived policy.

It is essential that a sunset not be used as an escape clause from a shareholder vote. Since a vote would be as soon as possible, it could take place within 4-months of the adoption of a new poison pill. Since a pill is such a drastic measure that deserves shareholder input, a shareholder vote would be required even if a pill had been allowed to expire.

Chris Rossi, P.O. Box 249, Boonville, Calif. 95415 sponsors this proposal.

"Poison pills … prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs."

"Take on the Street" by Arthur Levitt, SEC Chairman, 1993-2001

"[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’"

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

“That’s the key negative of poison pills  instead of protecting investors, they can also preserve the interests of management deadwood as well.”

Morningstar.com, Aug. 15, 2003

Subject Any Future Poison Pill to a Shareholder Vote

Yes on 8

BOARD OF DIRECTORS’ POSITION

Verizon does not have a shareholder rights plan, or “poison pill.” Moreover, the Board of Directors has adopted a policy that requires the Board to seek shareholder approval in the unlikely event that the Board were to determine that such a plan were necessary.

The policy is contained in Verizon’s Corporate Governance Guidelines. It provides that the Board will not adopt a shareholder rights plan without shareholder approval. If the Board, in the exercise of its fiduciary duty, determines that it is in the best interest of shareholders to adopt a shareholder rights plan, it will either seek prior shareholder approval or present the plan to shareholders for their approval within one year of adopting the plan. If the plan is not approved by shareholders, it will expire one year from the date it is adopted and cannot be renewed or replaced. Any plan adopted by the Board must also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

In the Board’s view, this policy preserves both its ability to appropriately exercise its fiduciary duty in a timely manner and the shareholders’ ability to evaluate and act on any shareholder rights plan or ensure that it expires.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

Item 9 on Proxy Card:

National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, owner of 77 shares of the Company’s common stock, proposes the following:

Charitable Contributions Report

RESOLVED:    The shareholders request that Verizon provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Rationale for each of the charitable contributions.

To the extent reasonable and permissible, the report may include the type of information requested above for charities and foundations controlled or managed by the Company.

This report may be posted on the company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT:    Verizon’s assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests. Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders.

Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, especially for controversial causes.

Details of contributions only sometimes become known when publicized by recipients. The Company is identified as a “Platinum Sponsor” in the program of the 2006 Rainbow/PUSH Wall Street Project, a designation costing $100,000 or more.

BOARD OF DIRECTORS’ POSITION

Verizon currently provides extensive information about these activities, most of which are conducted through the Verizon Foundation, including, among other things, its giving philosophy, the nature of the contributions and the recipients of the grants. The Board believes that Verizon’s philanthropic activities help to make a difference in thousands of communities where Verizon’s customers and employees live and work.

The Verizon Foundation posts information on its website at http://foundation.verizon.com/02001.shtml that describes its philanthropic philosophy, which focuses on education and literacy, safety and health, and volunteerism. Verizon’s Corporate Responsibility Report, which can be accessed at http://multimedia.verizon.com/responsibility/, provides more information on these activities and includes a section entitled “Partnering with Communities” that discusses the Company’s rationale for focusing its charitable giving in certain areas. Verizon provides detailed information about the Foundation’s grant guidelines and the core programs that it supports at http://foundation.verizon.com/02006.shtml. The Foundation lists all contributions for each fiscal year in its federal tax returns, which are posted at http://foundation.verizon.com/02003.shtml. These forms list all of the recipients of contributions, including matching contributions, made by the Verizon Foundation in alphabetical order.

In view of the significant information that is publicly available about the Company’s philanthropic activities, the Board does not consider implementation of the proposal to be an efficient use of the Company’s resources.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

SUBMISSION OF SHAREHOLDER PROPOSALS

A shareholder may submit a proposal for inclusion in the Company’s 2008 Proxy Statement. In order for the proposal to be considered, the Company must receive the proposal no later than November 20, 2007. All proposals must comply with the rules of the Securities and Exchange Commission for eligibility and the types of shareholder proposals. Shareholder proposals should be addressed to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

If a shareholder does not wish to submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2008 Annual Meeting of Shareholders, Verizon’s Bylaws require that the shareholder notify the Company in writing no later than 90 days prior to the anniversary date of the 2007 Annual Meeting, or February 4, 2008, and provide specified information. Requests for a copy of the Bylaw requirements should be addressed to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Walter V. Shipley, Chairperson

Richard L. Carrión

Robert W. Lane

Joseph Neubauer

Clarence Otis, Jr.

John R. Stafford

Dated: March 1, 2007

Compensation Committee Interlocks and Insider Participation

Mr. Neubauer, Chairman and Chief Executive Officer of ARAMARK Holdings Corporation, is a Director of Verizon and serves on the Human Resources Committee of Verizon’s Board of Directors. During 2006, Mr. Neubauer was Chairman and Chief Executive Officer of ARAMARK Corporation and Mr. Babbio, who was Vice Chairman and President of Verizon through December 31, 2006, served on the Board of ARAMARK but did not serve on its compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program

Overview of the Company’s Business and Executive Officers

Verizon Communications Inc. is one of the world’s leading providers of wireline, wireless and broadband communications services and employs a highly diverse workforce of approximately 242,000 employees. Verizon Communications Inc. is referred to as Verizon or the Company throughout this discussion and analysis. The Company’s named executive officers and their titles during 2006 were Ivan G. Seidenberg (Chairman and Chief Executive Officer), Lawrence T. Babbio, Jr. (Vice Chairman and President), Dennis F. Strigl (Executive Vice President and President and Chief Executive Officer, Verizon Wireless Joint Venture), William P. Barr (Executive Vice President and General Counsel), and Doreen A. Toben (Executive Vice President and Chief Financial Officer). After more than 40 years of service, Mr. Babbio announced his retirement from Verizon effective on or about April 30, 2007. Mr. Babbio will continue to play an advisory role on key initiatives until his retirement and remained an executive officer of the Company through the close of business on December 31, 2006.

Each of the named executive officers has been a senior executive of Verizon since the Company’s formation on June 30, 2000, and, for significant periods of time prior to that date, each served as a senior executive for one of Verizon’s predecessor companies. Messrs. Seidenberg, Babbio, Strigl and Barr and Ms. Toben have been employed by Verizon or one of its predecessor companies for 40, 40, 18, 12 and 34 years, respectively. The depth, breadth and continuity of their experience enrich the Company’s senior executive ranks and have been instrumental in enabling Verizon to continue to maintain its position of strategic leadership in the dynamic telecommunications environment.

Compensation Program Objectives

The Company’s Board of Directors has delegated to its Human Resources Committee the responsibility for designing and overseeing a total compensation program. Throughout this discussion and analysis, the Board of Directors will be referred to as the Board and the Human Resources Committee will be referred to as the Committee.

Verizon’s overall compensation program is designed to achieve the following objectives:

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Pay for Performance: Motivate executives to sustain high levels of performance by tying a substantial portion of their compensation to the achievement of pre-established corporate, business unit and individual objectives, and reward individual executives based on the extent that these objectives are achieved;

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Align Long-Term Interests of Executives With the Interests of Shareholders: Strengthen the correlation between the long-term interests of Verizon’s executives and the interests of Verizon’s shareholders by ensuring that a substantial portion of the executives’ compensation is directly determined by the total return (change in stock price plus dividends reinvested) that the Company delivers to shareholders and by requiring each executive to maintain a significant ownership interest in the Company; and

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Provide Competitive Compensation Opportunities: Attract and retain executives by establishing compensation plans, levels and practices that are competitive with companies that Verizon competes with for executive talent.

Pay for Performance

In determining the mix of elements comprising total compensation, the Committee emphasizes the relationship of compensation to performance. Accordingly, more than eighty percent of the total potential compensation that each named executive officer is eligible to receive is determined by specific performance criteria. These criteria are based on challenging metrics, including change in overall stock price, and are described in more detail under the discussion of Elements of Compensation in this discussion and analysis. In setting these performance criteria, the Committee uses different performance measures for the Company’s two incentive plans in order to balance the objectives that facilitate annual growth and those that encourage long-term strategic development.

The annual incentive plan focuses on meeting performance goals related to earnings per share and revenue growth. The Company’s overall performance is determined by a composite of each business unit’s annual level of performance. For 2006, the target goals established for Messrs. Seidenberg and Barr and Ms. Toben were based on overall Company performance. The target goals established for Messrs. Babbio and Strigl were based on overall Company performance and upon the performance of their particular business unit. The long-term incentive plan is designed to reward the creation of long-term shareholder value by focusing on the total shareholder return over multi-year performance cycles.

Align Long-Term Interests

One of the primary objectives of Verizon’s executive compensation program is to align the long-term interests of the Company’s executives with those of its shareholders. In accomplishing this objective, the Committee believes that the compensation structure should encourage both superior annual performance and the achievement of long-term objectives. Accordingly, over two-thirds of each executive officer’s compensation is determined by the total return delivered to Verizon’s shareholders over an extended period of time. This emphasis on long-term compensation underscores the importance of maintaining Verizon’s executives focus on creating long-term success and sustained shareholder value through strategic capital investments that are essential for profitable, long-term growth in Verizon’s core businesses.

The Committee has established a sliding scale for rewarding the achievement of performance goals under the long-term incentive plan. As the Company achieves higher relative total shareholder return on a cumulative year over year basis during the three-year performance cycle, long-term awards paid to executives increase to reflect the Company’s results. Similarly, if the Company fails to achieve the pre-established level of results, awards are reduced or eliminated.

Provide Competitive Compensation

The Committee benchmarks Verizon’s compensation programs against two peer groups consisting of companies that Verizon competes with for executive talent. The market peer group includes companies that are similarly sized, multinational companies regardless of industry. The industry peer group contains companies that provide wireline, wireless and broadband communications services. Most of the companies in the industry peer group are also included in the market peer group. Throughout this discussion and analysis, the group of similarly sized, multinational companies will be referred to as the Market Peers and the industry specific companies will be referred to as the Industry Peers.

Compensation Decision-Making

Overview

The Committee is directly responsible for establishing and administering all plans and policies related to compensation and benefits for the senior management group. The Committee evaluates the overall performance of the members of the senior management group and approves each element of their compensation. With respect to the CEO, the Committee presents its evaluation and recommendations to the independent members of the Board for their approval. In addition, the Committee consults with and advises the CEO on continuity, succession, and developmental and organizational matters. The Committee also periodically reviews and makes recommendations to the Board on compensation and benefits paid to the non-employee Directors.

The Committee meets as frequently as necessary and routinely meets in executive session without members of management present. In 2006, the Committee met eight times. The Committee reports to the Board on its actions and recommendations following each meeting.

Committee Composition and Charter

As required by its charter, the Committee is composed entirely of independent members of the Board, as affirmatively determined by the Board in accordance with the listing standards of the New York Stock Exchange, Verizon’s Corporate Governance Guidelines and applicable legal requirements. The Bylaws require that there be at least three members on the Committee. Presently, there are six members on the Committee, each of whom has considerable experience participating in the oversight of compensation and benefits matters and developing executive compensation programs.

The Committee’s charter provides the framework for the Committee’s responsibilities. A copy of the Committee’s charter can be found through the Corporate Governance link on the Company’s website at www.verizon.com/investor.

Role of Employees and Consultants

In developing its independent views on compensation matters, the Committee believes that it is advisable to obtain input from management and from its compensation consultant. While the recommendations of management and the compensation consultant provide valuable guidance, the Committee ultimately makes all final decisions in carrying out its responsibilities and determining the compensation levels and structure for the senior management team.

The Committee meets regularly with the CEO to discuss compensation policy and specific levels of compensation paid to the other executive officers. From time to time, the Committee also consults with the Executive Vice President of Human Resources and the Company’s executive compensation department. At the Committee’s request, the executive compensation department provides various materials, including tally sheets, career compensation analyses, and internal pay equity analyses, which the Committee reviews with its compensation consultant. The Committee also has the authority to delegate to the Executive Vice President of Human Resources certain administrative responsibilities with respect to the implementation of its decisions on compensation and benefits.

The Committee has the authority to retain and terminate a compensation consultant and approves the consultant’s fees, assignments and other terms of its engagement. The compensation consultant is referred to throughout this discussion and analysis as the Consultant. The Committee has historically engaged the services of a Consultant who reports directly to the Committee, advises the Committee on all matters related to the compensation of the senior management team and assists the Committee in interpreting data that the Committee obtains from the Consultant, independent vendors or the Company’s executive compensation department. The Consultant generally attends all Committee meetings. The Consultant charges for its services on the basis of its time spent on a particular project or meeting.

In August 2006, after a thorough evaluation, the Committee retained Pearl Meyer & Partners to act as its independent outside compensation consultant, replacing Hewitt Associates LLP, which had served as the Committee’s compensation consultant since 2000. Separately, Hewitt provides employee benefits administration and actuarial services to the Company on behalf of its active and retiree management and union employees. Pearl Meyer & Partners does not provide any services to the Company other than those provided to the Committee.

Benchmarking of Key Elements of Compensation

To ensure that the total compensation program remains at an appropriately competitive level, the Committee annually benchmarks and reviews Verizon’s total compensation and component pay levels (base salary, short- and long-term incentive opportunities) against those of both the Market and Industry Peers.

The Committee believes that, together, the Market and Industry Peers represent appropriately broad benchmarks for setting overall compensation levels. By contrast, when determining award levels under the short- and long-term incentive programs, the Committee believes that it is advisable to compare the Company’s performance to the performance of specific wireline, wireless and broadband communications services companies, regardless of their relative size. The Committee recognizes that certain executive duties and responsibilities are unique to the telecommunications, broadband, wireless and cable industries and, accordingly, considers data from these Industry Peer companies in setting certain individual compensation levels.

Based on factors such as size, market share and management structure, the Committee has determined that the following 34 companies should be included as the Market Peers: 3M, Alltel, Altria, American Express, AT&T, BellSouth, Boeing, Bristol Myers Squibb, Cablevision, Cisco Systems, Citizens Communications, Coca Cola, Comcast, Ford, General Electric, General Motors, Hewlett Packard, Honeywell, Intel, IBM, Johnson & Johnson, Lucent, Merck, Microsoft, Motorola, Nortel, PepsiCo, Procter & Gamble, Qwest, Sprint Nextel, Time Warner, United Technologies, Walt Disney and Wyeth.

Based on the similarity in certain products and services that they provide, the Committee has determined that the following 12 companies should be included as the Industry Peers: AT&T, BellSouth, Alltel, Cablevision, Comcast, Qwest, Sprint Nextel, Century Tel, Charter Communications, Level 3 Communications, Time Warner and Citizens Communications.

Elements of Compensation

In General

The key elements of the executive compensation structure for the senior management group are base salary, an annual cash incentive award, and a long-term incentive award. The following chart illustrates the percentage of compensation for the named executive officers that will be allocated to each element if the performance goals are achieved at the pre-established levels. If the pre-established goals are met, this means that annual incentive awards are paid at 75% of their maximum levels and long-term incentive awards are paid at 50% of their maximum levels.

Name	Base Salary	Annual Incentive	Long-Term Incentive
Ivan G. Seidenberg	11%	21%	68%
Lawrence T. Babbio, Jr.	12%	17%	71%
Dennis F. Strigl	12%	17%	71%
William P. Barr	14%	15%	71%
Doreen A. Toben	14%	15%	71%

After reviewing market data and other information from a variety of sources, the Committee has determined that the current total compensation program for senior management is competitive with market practices and provides appropriate incentives for executives to perform at high levels and to remain with the Company.

Base Salary

The Company’s executive salary structure is based on broad salary bands. Individual salary levels reflect the executive’s scope of responsibility, performance and experience. Any salary increase is based on a review of competitive data relative to the Market and Industry Peers and individual performance.

The Committee benchmarks total annual compensation (base salary and annual incentive opportunities) against the Market Peers and targets annual compensation levels that are approximately at the 50th percentile when compared with the Market Peers.

In 2006, the Committee, and the independent members of the Board, did not increase the base salary for any of the named executive officers. Because base salary determines the target and maximum award opportunities under the annual and long-term incentive plans, the size of these incentive opportunities for the named executive officers did not increase for 2006.

Annual Incentive Compensation—The Verizon Short-Term Incentive Plan

The Verizon Short-Term Incentive Plan, which is referred to as the STIP, was approved by shareholders in 2001. The STIP places a sizable percentage of annual cash compensation at risk and is designed to motivate and reward all management employees to achieve and exceed annual business and individual performance goals. Awards paid under the STIP are based on achievement of performance objectives and, historically, have been between 61% and 98% of the maximum opportunity.

Threshold Requirements

No STIP awards may be paid unless Verizon achieves at least an 8% return on equity, as defined under the plan. If the Company achieves this threshold, awards may be paid based on the Company’s actual performance as compared to pre-established performance goals, which relate to earnings per share, revenue growth, customer service and diversity initiatives. Awards are paid at a “target value” times a performance multiple. This performance multiple may reduce or increase the award based on the achievement of the pre-established performance goals.

The Target Values

The “target value” of a STIP award is set at a percentage of the recipient’s base salary. The Committee approves the target percentage for the senior management group. The human resources department sets the target percentage for the salary band levels below the senior management group after receiving the advice of compensation experts who specialize in broad-based compensation plans and programs.

In setting the percentages for the named executive officers, the Committee primarily takes into consideration an individual’s scope of responsibility. The Committee also considers the competitive pay practices of Verizon’s Market and Industry Peers for comparable positions and internal pay relationships. As a result of that review, the 2006 award targets were: 125% of base salary for Mr. Seidenberg; 100% of base salary for Messrs. Babbio and Strigl; and 75% of base salary for Mr. Barr and Ms. Toben. These target values have been in place and have not changed since Verizon was formed in 2000.

The Performance Multiples

The Committee has determined that if the pre-established STIP performance goals are achieved, a multiple of 150% of the target award value is appropriate. This would equal a payment of 75% of an executive’s maximum award. When the Company’s performance exceeds the pre-established goals, executives generally receive proportionally greater payouts, up to the maximum. Conversely, when the Company’s performance is below the pre-established goals, executives receive proportionally lower payouts. In applying its discretion to reduce or increase the STIP awards, the Committee also considers the performance of Verizon and each business unit relative to the Industry Peers. The Committee may not increase awards above the maximum of two times the target value.

In setting the annual performance goals, the Committee primarily considers overall Company and business unit financial and operational objectives. The Committee also takes into account data regarding short-term incentive goals used by both the Industry and Market Peers and comparisons with the Company’s historical performance. The Committee established 2006 corporate targets of $2.56 for adjusted earnings per share, which eliminates special or non-recurring items from income, and 5% year-over-year revenue growth. The Committee placed a weighting of 50% on the earnings per share target and a weighting of 20% on the revenue growth target. Subsequently during 2006, Verizon completed a number of corporate transactions, including the sale of Verizon Dominicana and other international properties, and the spin-off of Verizon’s domestic directories business now known as Idearc Inc. The 2006 performance targets initially established by the Committee were revised to reflect the effect of those transactions. The revised targets were $2.53 for adjusted earnings per share and 4.5% for revenue growth. In calculating the final payout of the 2006 annual incentive award at the corporate level, the Committee also determined that it would consider the Company’s performance relative to the Industry Peers. The Committee excluded the net impact of pension and post-retirement benefits on all financial results because not all companies in the peer groups have similar impacts on their earnings.

The Committee based the remaining 30% award weighting on two pre-established non-financial measures: 25% of the award was based upon the attainment of internal customer service targets and

5% of the award was based on the attainment of diversity initiatives. Customer service is measured by meeting internal business unit customer service levels, which are then aggregated into a composite corporate level customer service rating. Diversity is measured at both the overall Company and business unit levels by comparing the diversity of the 2006 workforce to the diversity levels in the prior year and by calculating the number of diversity candidates hired or promoted during 2006.

Verizon reported strong 2006 financial results, which included $2.54 in adjusted earnings per share. In addition, Verizon reported 3.3% in revenue growth, which reflects continued wireless, broadband, data and long-distance revenue growth. The Company also met its 2006 customer service and diversity target objectives. After (1) certifying that the Company satisfied its return on equity objective under the STIP, (2) taking into account the effect of the corporate transactions noted above, and (3) determining Verizon’s relative performance versus its Industry Peers, the Committee determined that short-term incentive awards for 2006 should be paid at 81% of maximum levels for corporate positions, including Messrs. Seidenberg and Barr and Ms. Toben, and between 72% and 95.5% of maximum levels for employees of the business units, including Mr. Babbio at 76% and Mr. Strigl at 95.5%.

Long-Term Incentive Awards—The Verizon Long-Term Incentive Plan

The Company provides incentive opportunities under the Verizon Long-Term Incentive Plan, which is referred to as the LTIP. The plan rewards participants for the creation of shareholder value over a three-year period and serves to further align the financial interests of the senior management group with the long-term interests of Verizon’s shareholders. Shareholder value is measured by total shareholder return (which represents the change in share price plus dividends reinvested) as compared with both the broad group of companies that make up the Standard & Poor’s (S&P) 500 Index and the companies in the Industry Peer group over that three-year period.

The LTIP permits the award of various forms of equity-based compensation, including non-qualified stock options, incentive stock options, performance stock units (referred to as PSUs), restricted stock units (referred to as RSUs) and stock appreciation rights.

Determination of Awards

The Committee determines the type and amount of a long-term incentive award granted to a particular employee based on the recipient’s actual base salary multiplied by a percentage applicable to the recipient’s salary band level, the scope of responsibility of a particular position and the competitive pay practices of Verizon’s Market and Industry Peers for similar positions.

The Committee established multiples for all of the named executive officers, excluding the CEO, that provide long-term incentive compensation opportunities at between the 60th and 75th percentile when compared with comparable executive positions in the Market and Industry Peers. In addition, based on the Committee’s recommendation, the independent Directors established the CEO’s long-term incentive compensation opportunities at approximately the 65th percentile when compared to the CEO position at the Market and Industry Peers. For 2006, Mr. Seidenberg’s target long-term opportunity remained at 625% of his base salary, as did Mr. Babbio’s and Mr. Strigl’s. Mr. Barr’s and Ms. Toben’s target long-term incentive opportunity remained at 525% of their respective base salaries. The Committee did not adjust Verizon’s long-term compensation structure for senior managers or increase the size of the award opportunities as a multiple of base salary for any senior manager in 2006.

2006 Awards—Generally

For 2006, the Committee determined that it was appropriate to award both PSUs and RSUs under the LTIP in order to further align executives’ long-term interests with those of the Company’s shareholders, promote management continuity by paying awards over three-year cycles and provide compensation that is consistent with practices at the Market and Industry Peers. In addition, PSUs and RSUs do not dilute the shareholders’ stake in the Company because they are payable in cash rather than shares.

The Committee determined that the senior management group, other than the CEO, would receive 60% of their 2006 LTIP award in the form of PSUs and 40% in RSUs. This allocation is designed to put emphasis on total return to shareholders. Because the CEO has the primary responsibility for aligning the interests of management with the shareholders, the Committee determined that 100% of the CEO’s 2006 long-term incentive award should be in PSUs.

Under the terms of Mr. Seidenberg’s award, the Committee has the ability to increase the payout of his 2006 PSU award if certain strategic objectives have been successfully achieved or exceeded during the three-year performance cycle. In order to determine whether any increase is appropriate upon payout in 2009, the Committee will evaluate strategic objectives relating to (1) the successful launch of Verizon Business, (2) the successful deployment of FiOS and broadband, (3) the achievement of targeted Wireless growth objectives that represent superior performance, and (4) the successful passage of key legislative initiatives. The Committee has the sole discretion to determine whether these strategic initiatives have been achieved and, if so, whether, and to what extent if any, the award should be modified. In exercising this discretion, the Committee will carefully review the status of each objective as of the beginning of the performance cycle, the extent to which the objective was achieved over the performance cycle, and the extent to which the objective increased shareholder value. Mr. Seidenberg’s total 2006 PSU payout cannot exceed two times his target award value of $13.125 million. Mr. Seidenberg will not receive any PSU award payout if the threshold performance targets are not achieved.

The Committee determines the dollar value of the LTIP award granted to each executive and then divides that amount by the fair market value of a share of Verizon stock on the date of the grant in order to determine the number of PSUs and/or RSUs granted to each executive. The fair market value is determined by averaging the high and low price of a share of Verizon’s common stock on the New York Stock Exchange on the fourth trading day following the public release of the Company’s annual earnings. Each PSU and RSU is also credited with dividend equivalent units that correspond to dividends paid with respect to each share of Verizon common stock. Dividend equivalent units are not paid out during the award cycle and are ultimately paid only to the extent that the applicable performance targets and continuous employment requirements are satisfied.

If an employee voluntarily retires at least six months after the beginning of the award cycle, or if an employee dies, terminates employment as a result of a disability or is involuntarily terminated without cause, the outstanding PSUs and RSUs will vest. However, the awards are subject to the same performance criteria and are paid at the same level and at the same time as for active employees. In addition, except with respect to a deceased employee, no award is payable unless the employee executes a release satisfactory to the Company upon his or her termination from employment. The release requires that the employee not compete or interfere with any Verizon business for a period of one year (two years in the case of the CEO) following their termination from employment.

If an employee voluntarily retires during the first six months of the award cycle, or if an employee voluntarily terminates employment or is terminated for cause during the three-year award cycle, all PSUs and RSUs are canceled. In addition, for awards granted in 2007 and thereafter, if there is a material restatement of the Company’s financial statements that was the result of an executive’s willful misconduct or gross negligence, that executive will forfeit (and be required to pay back) any outstanding or previously awarded PSUs and RSUs (and any other performance-based bonus awards made in 2007 or thereafter).

PSU Grants

PSUs are paid only if Verizon’s three-year Total Shareholder Return or TSR exceeds certain thresholds when compared with the TSR of the companies in the S&P 500 Index and the TSR of the companies in Verizon’s Industry Peer group. Forty percent of the total percentage of PSUs payable is based on Verizon’s relative TSR position compared to the S&P 500 Index companies and sixty percent on Verizon’s relative TSR position compared to Verizon’s Industry Peers. The Committee does not have discretion to modify the PSU payout, other than with respect to the CEO as described previously.

For the three-year performance cycle that ended in 2005, PSUs were paid out at 41% of their maximum value. Over this three-year period, Verizon ranked in the 32nd percentile in terms of TSR when compared to the companies in the S&P 500 Index and in the 54th percentile in terms of TSR when compared to the companies in the Industry Peer group.

The following table shows the potential maximum PSU payout percentage for awards over the three-year performance cycle from 2006-2008 based on a range of relative TSR positioning.

		Verizon’s Relative TSR Position Compared to S&P 500 Index
		less than 20th percentile	25th percentile	50th percentile	75th percentile	100th percentile
Verizon’s Relative TSR Position Compared to Industry Peers	less than 20th percentile	0%	10%	20%	30%	40%
	25th percentile	11.25%	21.25%	31.25%	41.25%	51.25%
	50th percentile	22.5%	32.5%	42.5%	52.5%	62.5%
	75th percentile	45%	55%	65%	75%	85%
	100th percentile	60%	70%	80%	90%	100%

RSU Grants

The Committee determined that for 2006 a lesser, but still significant, portion of the long-term incentive award for executives other than the CEO should be linked with share performance in the form of time-based RSUs. The Committee has determined that RSUs—which are a prevalent form of long-term compensation among the Market and Industry Peers—are an appropriate retention tool because RSUs are generally paid only if the executive remains continuously employed with Verizon during the entire three-year cycle.

Stock Options

In 2004, the Committee discontinued granting stock options because it believed that stock options were no longer a prevailing market practice and that they resulted in higher shareholder dilution than other forms of equity compensation. Under the terms and conditions of the LTIP, the Committee had previously granted stock options at an exercise price equal to 100% of their fair market value on the date the options were granted. The LTIP specifically prohibits the granting of “in-the-money” stock options or the re-pricing of any previously granted stock options.

The fair market value is defined as the average of the high and low price of Verizon’s common stock on the New York Stock Exchange on the fourth trading day following the public release of the Company’s annual earnings. The Committee considered the average to be a better reflection of the price of the stock than the closing price because it avoided pricing based on the last trade at the end of the day. In addition, the Committee considered the fourth trading day following the release of earnings to be the most appropriate grant date because it provided sufficient time for the market to absorb and react to all of the annual financial results. By using a fixed grant and valuation date, the Company has avoided any potential back dating issues. Certain interim option grants for newly hired or recently promoted executives were priced at the average of the high and low price of Verizon’s common stock on the New York Stock Exchange on the last trading day of the quarter after the executive’s start date or promotion date.

Other Elements of the Total Compensation Program

Transportation

The Committee has authorized providing certain benefits to enhance the safety and security of certain of the named executive officers. These benefits enable key executives to make more efficient use of their travel time and devote a greater portion of their time to their Company responsibilities.

Mr. Seidenberg is required to use aircraft maintained by Verizon for business and personal travel. Messrs. Babbio and Strigl are permitted to use the corporate aircraft for both business and limited personal use, as provided in their employment agreements, which are described on page 33 of this Proxy Statement. Mr. Barr and Ms. Toben are also permitted to use the corporate aircraft for business purposes, as provided in their employment agreements, which are described on pages 33–34 of this Proxy Statement. In addition, Verizon provides a driver and Company-owned car to Mr. Seidenberg for both business and personal use. Messrs. Babbio and Strigl are permitted to use a driver and Company-owned car for business and limited personal use.

Executive Life Insurance

The Committee makes life insurance available to senior management employees on a voluntary basis because it recognizes that the Company’s basic and supplemental life insurance programs may not provide a proportionate level of protection for these executives’ families.

Senior management employees, who choose to participate in the executive life insurance program, are excluded from Verizon’s basic and supplemental life insurance programs provided to general management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive a bonus to cover part of the cost of maintaining the policy. The 2006 bonus amount provided to each of the named executive officers is disclosed in the Summary Compensation Table. Senior managers who choose not to participate in the executive life insurance program do not receive that bonus.

For Messrs. Babbio, Strigl and Barr and Ms. Toben, the executive life insurance policies provide a death benefit equal to five times the executive’s base salary and 50% of their maximum short-term incentive opportunity if the executive dies prior to the earlier of (1) five years after their retirement date or (2) reaching age 65. If an executive continues the policy after the earlier of those dates, the death benefit is reduced to two times (three times in the case of Mr. Barr due to the preservation of his benefit under the former GTE Corporation executive life insurance plan) the executive’s base salary as of such earlier date. For Mr. Seidenberg, the executive life insurance policy provides a death benefit equal to approximately $9.6 million. Mr. Seidenberg’s benefit is different from the other named executive officers because he participated in a NYNEX Corporation, a predecessor company, plan and the amount of his death benefit was continued under such plan.

Financial Planning

The Committee approved a voluntary Company-sponsored financial planning benefit program for senior management employees. This benefit enables executives to manage the value of the Company’s compensation and benefit programs and to conveniently integrate their personal financial planning objectives.

Tax and Accounting Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, a company may not take a federal income tax deduction for compensation, including base salary, in excess of $1 million that is paid in any calendar year to its chief executive officer or any one of its four other highest paid executive officers unless that compensation meets certain criteria. One criterion is that such compensation is only paid upon the achievement of objective, pre-established performance goals. Awards under the Verizon Short-Term Incentive Plan and the PSU awards under the Verizon Long-Term Incentive Plan have qualified for full deductibility under Section 162(m).

The Committee believes that it is important to retain the flexibility to take any actions that the Committee determines are in the best interests of the Company and its shareholders. Accordingly, under both the STIP and the LTIP, the Committee has the authority to award compensation that does not qualify for a deduction under Section 162(m).

In 2006, the Committee granted RSUs to its named executive officers other than the CEO. The Committee determined that, although the RSUs do not qualify for the deduction under Section 162(m), they are a useful and appropriate secondary long-term incentive component that promotes both shareholder value and management continuity.

The Committee has been advised that compensation awarded in 2007 under the Company’s LTIP, which was approved by shareholders in 2001, will not qualify for this exception because the rules under Section 162(m) permit deductibility of compensation only if the plan receives shareholder approval every five years. As part of its annual review of the total compensation program, the Committee will determine whether it will recommend that the Company seek such approval in the future. The Committee has been advised that any resulting loss of tax deduction would not be material to Verizon’s overall tax liability.

The Committee also considers the effect of certain accounting rules on the various compensation programs that it offers to the senior management group. The Committee balances potential accounting effects with the flexibility it needs to retain in order to take any compensation actions that it determines are in the best interests of the Company and its shareholders. Paying PSUs and RSUs in cash makes such awards subject to variable accounting as opposed to fixed accounting, but the Committee has been advised that any financial impact to the Company is not material. In addition, the Committee believes that paying the awards in cash avoids any shareholder dilution, offsetting potential accounting charges.

Stock Ownership Guidelines

The Committee has approved guidelines that require each senior manager to achieve and maintain stock ownership levels that will strengthen the alignment of management and shareholder interests. These guidelines require the CEO to maintain a multiple of at least five times base salary and require the other named executive officers to maintain a multiple of at least four times base salary. The ownership levels for all other senior management employees are based on their salary level, and range from at least four times to one times base salary. The guidelines also prohibit a senior manager from short-selling or engaging in any financial activity where they would benefit from the devaluation of the Company’s stock. All senior managers currently comply with the stock ownership guidelines. Shares counted towards these guidelines include any shares held by the executive directly or through a broker, shares held through the Verizon 401(k) plan or the Verizon nonqualified savings plan, PSUs, and RSUs.

Employment Agreements and Severance and Change in Control Benefits

Verizon was created by the merger of Bell Atlantic and GTE in 2000. At that time, the Company negotiated and entered into employment agreements with Messrs. Babbio, Strigl and Barr, who were executive officers of the Company. The Committee believed that it was important to ensure that these individuals would continue to lead the Company through meeting the post-merger challenges and provide the expertise and continuity that were critical to the Company’s success. The Company also entered into an employment agreement with Ms. Toben, who was a senior executive, but not an executive officer, at that time. In exchange for the benefits offered under the agreements, these executives have agreed not to engage in competitive activities or to interfere with Verizon’s business relations for one year following the termination of their employment.

The Committee does not generally provide new employment agreements. However, the Committee has retained the ability to offer employment agreements in the future if it deems that it is appropriate and in the best interests of the Company.

The Committee has adopted a policy that provides for shareholder ratification of any new employment agreement or severance agreement with a senior executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus bonus. This limitation includes any lump-sum cash separation payment, including the cash value of any post-employment consulting arrangement entered into between the senior executive officer and the Company. The limitation, however, does not apply to the cash value of any vested and earned retirement benefits or any outstanding vested stock awards.

Ivan G. Seidenberg.    Mr. Seidenberg’s employment agreement expired on June 30, 2004. Mr. Seidenberg does not believe that it is necessary for him to have the protection of an employment agreement because, unlike the other executives of the Company, he serves at the pleasure of the

Board. The Board has agreed that an employment agreement is no longer necessary. If Mr. Seidenberg ceases to be employed by Verizon for any reason, he will not be eligible for any separation or severance payments.

Lawrence T. Babbio, Jr.    Mr. Babbio was an executive officer of the Company through December 31, 2006. He announced that he will retire effective on or about April 30, 2007. The terms of his employment agreement provided for:

•	a base salary of $1,200,000;

•	an annual short-term incentive between 0 and 2 times base salary; and

•	annual long-term incentive opportunities of at least 5 times base salary.

The Company has determined that Mr. Babbio is eligible to receive certain separation benefits under the terms and conditions of his employment agreement. As a result, Mr. Babbio is eligible to receive a lump sum cash payment equal to twice the sum of: his base salary, 75% of his maximum short-term incentive opportunity, and 100% of his long-term incentive opportunity provided for under his agreement. The total amount of this cash separation payment is equal to approximately $18 million and will become payable to Mr. Babbio six months after the date he ceases to be employed by the Company. In addition, based upon Mr. Babbio’s 40-plus years of service with the Company, he is eligible to receive certain other benefits that he is entitled to as a retiree of the Company. These benefits are more fully outlined in the termination and change in control table contained in this Proxy Statement. Under the terms of his employment agreement, Mr. Babbio must execute a release and agree that he will not compete or interfere with any Verizon business for a period of one year after his termination from employment in order to be eligible to receive the separation benefits.

Dennis F. Strigl.    Mr. Strigl’s employment agreement renews automatically and always has a term of at least two years. His employment agreement provides for:

•	a base salary of $1,125,000;

•	an annual short-term incentive between 0 and 2 times base salary; and

•	annual long-term incentive opportunities of at least 5 times base salary.

If Mr. Strigl’s employment is involuntarily terminated without cause, he will receive a lump sum cash payment equal to two times the sum of (1) his base salary, (2) 50% of his maximum short-term incentive opportunity, and (3) 100% of his long-term incentive opportunity provided for under his agreement.

William P. Barr.    Mr. Barr’s employment agreement renews automatically and always has a term of at least two years. His employment agreement provides for:

•	a base salary of $840,000;

•	an annual short-term incentive between 0 and 1.5 times base salary; and

•	annual long-term incentive opportunities of at least 4.25 times base salary.

If Mr. Barr’s employment is involuntarily terminated without cause, he will receive a lump sum cash payment equal to two times the sum of (1) his base salary, (2) 50% of his maximum short-term incentive opportunity, and (3) 100% of his long-term incentive opportunity provided for under his agreement.

Doreen A. Toben.    Ms. Toben’s employment agreement provides for a two-year term that ends on June 30, 2008. Thereafter, the term of employment will automatically renew for successive two-year terms unless Verizon provides advance written notice. Her employment agreement provides for:

•	a base salary of $825,000;

•	an annual short-term incentive between 0 and 1.5 times base salary; and

•	annual long-term incentive opportunities of at least 4.25 times base salary.

If Ms. Toben’s employment is involuntary terminated without cause, she will receive a lump sum cash payment equal to two times the sum of (1) her base salary and (2) 50% of her maximum short-term incentive opportunity. Ms. Toben’s agreement provides a benefit equal to one times her base salary plus 50% of her maximum short-term incentive opportunity upon a termination due to death or disability.

Severance Provisions in All Four Agreements.    The employment agreements for Messrs. Babbio, Strigl and Barr and Ms. Toben include the following provisions:

•

If the executive resigns or voluntarily retires, he or she receives no special benefits and will be entitled only to the benefits that would be provided to other senior executives of the Company upon their resignation or voluntary retirement.

•

If the executive’s employment terminates involuntarily without cause following a change in control of Verizon or due to “good reason” (as defined in each agreement), or as a result of death or disability, the executive will generally receive the same benefits as if he or she were involuntarily terminated without cause, which includes the lump sum cash severance payment described previously. The employment agreements provide for a gross-up with respect to any excise tax penalty that may be applicable under Sections 280G and 4999 of the Code following a change in control of the Company.

•

If the executive’s termination is the result of a disability, the severance benefits described previously will be offset by amounts payable to the executive under any Company-sponsored disability plan.

•

If the executive’s employment is involuntarily terminated without cause or voluntarily for good reason, he or she will be able to exercise outstanding stock options until the earlier of five years after the date of termination or the maximum term of the option. In addition, the executive’s PSUs and RSUs will vest and become payable on the regularly scheduled date, provided that, with respect to the PSUs, Verizon attains the applicable performance targets.

•

If the executive is terminated for cause or voluntarily resigns without good reason, he or she will no longer receive any salary or benefits and will forfeit any outstanding stock options and the unvested portion of any outstanding PSUs and RSUs.

•

In order to be eligible for the separation benefits provided under the terms of the employment agreement, the executive must execute a release satisfactory to the Company and agree that they will not compete or interfere with any Verizon business for a period of one year after termination from employment.

The separation payments provided under their employment agreements are in lieu of any other Company-sponsored severance plan or program.

Retirement Benefits

In General

In order to align retirement benefits among the various business units within the Company and to provide a more affordable benefit cost structure that will enable the Company to compete more effectively with companies that do not provide defined benefit pension plans or subsidized retiree medical benefits, the Company restructured retirement benefits for all management employees effective July 1, 2006. Concurrently, the Company also began providing employees with an enhanced savings plan opportunity that is more in line with current trends and allows employees to have more direct responsibility in managing their own finances.

As a result of these changes, the Company’s management employees will no longer earn pension benefits under the Verizon Management Pension Plan or the Verizon Excess Pension Plan. All management employees who earned pension benefits through June 30, 2006 were fully vested as of that date. The Company also enhanced the pension benefit earned by all participants as of that date by adding 18 months of additional pay credits to the cash balance pension accounts and, if applicable, 18 months of service under an alternative pension calculation described below. The Company chose to provide this additional 18 months of pension credits as an appropriate transition benefit and to lessen the impact that the freeze in future pension accruals would have on the management work force. Management employees who were hired after January 2006 do not receive any retirement benefits under the Verizon Management Pension Plan, the Verizon Excess Pension Plan or any other defined benefit pension plan.

Verizon does not provide any supplemental or executive retirement benefits to its senior management group. The Committee determined that guaranteed pay in the form of supplemental executive retirement benefits is no longer a competitive pay practice and is not aligned with the Company’s pay for performance environment.

Defined Benefit Retirement Plans

Until June 30, 2006, Verizon management employees were eligible to receive pension benefits under a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service. For this purpose, eligible pay consisted of the employee’s base salary and certain short-term incentives; it did not include long-term incentive awards. A participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. These pay credits were provided under the Company’s tax-qualified defined benefit retirement plan, the Verizon Management Pension Plan, for compensation that did not exceed the IRS qualified plan compensation limit ($220,000 in 2006), and under the Company’s nonqualified defined benefit retirement plan, the Verizon Excess Pension Plan, for all eligible compensation in excess of the IRS limit.

However, as part of the transition to a cash balance formula, all participants who had at least 10 years of service with the Company as of January 1, 2002 were eligible to receive retirement benefits based on the higher of an alternative formula or the cash balance formula. Under this alternative formula, referred to as the “highest average pay formula,” pensions are based on 1.35% of the employee’s average annual salary for the five highest consecutive years up to the statutory limit on compensation ($220,000 in 2006), for each year of service.

As of December 31, 2006, the actual years of service credited under the Verizon Management Pension Plan for Messrs. Seidenberg, Babbio, Strigl and Barr and Ms. Toben were 40, 40, 18, 12, and 34, respectively. As of December 31, 2006, the value of each named executive officer’s pension benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan was equal to $2,663,322; $1,969,990; $866,784; $644,738; and $1,700,176, respectively.

Defined Contribution Retirement Plans

During 2006, management employees were eligible to participate in the Company’s tax-qualified defined contribution retirement plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution retirement plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan.

Participants in the Savings Plan are permitted to defer up to 16% of their eligible compensation into the plan, up to the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible compensation that a participant defers or contributes to the plan. Verizon’s matching contributions are initially invested in a fund that invests primarily in the Company’s common stock and must remain in that fund at least until the participant reaches age 50. Plan participants whose compensation exceeds the IRS compensation limit can generally defer additional amounts into the Deferral Plan, and Verizon provides a matching contribution in that plan similar to the matching contribution in the Savings Plan.

Beginning July 1, 2006, in connection with the restructuring of retirement benefits and the cessation of benefit accruals under the management pension plan, the Company began providing an enhanced savings opportunity under the Savings Plan and the Deferral Plan in order to further emphasize Company performance. As of that date, management employees may be eligible for an additional discretionary matching contribution of up to 3% of eligible compensation if the Company meets certain performance criteria. Those performance criteria are the same criteria that determine the amount of STIP award that is received by executives at the corporate level. For example, if the STIP award is paid at 75% of maximum for the corporate employees, all employees who participate in the savings plan are eligible for an additional 1.75% (on an annualized basis) in Company matching contributions under the terms of the Savings Plan and the Deferral Plan. Employees must contribute at least 6% of their own compensation to the Savings Plan and the Deferral Plan in order to be eligible for the full discretionary matching contribution. For 2006, based upon the Company’s performance, an additional 2% in discretionary matching contributions was provided. This additional 2% match was only provided with respect to the contributions made by a participant since the July 1, 2006 effective date of the change.

Retiree Medical

Any Verizon management employee who, as of June 30, 2006, had at least 13.5 years of service or who was age 65 with at least 3.5 years of service, is eligible for a Company subsidy toward retiree medical benefits. All of the named executive officers qualify for the subsidy, which is based on service through June 30, 2006 plus an additional 18 months of service provided to all eligible participants as described previously. Verizon management employees will not earn additional service credits to determine the Company retiree medical subsidy after June 30, 2006.

Impact of the Spin-Off of Verizon Information Services

LTIP Awards

On November 17, 2006, Verizon completed the tax-free spin-off of its domestic directories business to its shareholders. Verizon shareholders received one share of stock of the spun-off company, Idearc Inc., for every twenty shares of Verizon stock that they owned. Because the spin-off involved the distribution of stock, the terms of the LTIP required that the Committee, as the administrator of the LTIP, adjust outstanding equity or equity-based awards in order to maintain the fair value of these awards. Under the terms of the LTIP, the Committee has the discretion to determine the appropriate methodology used to make the necessary adjustment.

Adjustments to Outstanding Stock Options

Pursuant to the plan, the Committee modified the number and exercise price of the outstanding Verizon stock options in order to preserve the fair value of the options and take into account the change in the value of Verizon’s common stock as a result of the spin-off. The Committee relied on advice from the Company’s investment bankers, the Consultant and certain management employees in the treasury, finance and compensation departments in determining the adjustment methodology.

The approved methodology divided the closing price of Verizon’s common stock on the distribution date by the opening price of Verizon’s common stock on the first trading day after the distribution date. This value is referred to as the Verizon Share Ratio and was equal to 1.035. The number of shares subject to a particular option grant was increased by multiplying the number of shares by the Verizon Share Ratio. The exercise price of each option grant was decreased by dividing the applicable exercise price by the Verizon Share Ratio. The same methodology was applied for all stock option participants. The adjustment did not result in any adverse accounting or tax impact and the adjustment methodology was consistent with how other large corporations have adjusted outstanding stock option awards due to a corporate spin-off.

Adjustments to Outstanding PSUs, RSUs and Stock Units in Non-Qualified Deferral Plans

Because the Idearc transaction affected Verizon’s equity, the Committee determined that, under the terms of the LTIP, it was also necessary to adjust outstanding awards of Verizon PSUs, RSUs and stock units under the Savings Plan and Deferral Plan in order to preserve but not enhance the fair value of the outstanding equity-based awards.

Based on the advice of financial advisors and the Consultant, the Committee approved a methodology that used the opening price of Idearc’s stock on the first trading day after the distribution date, which was $26.50, as the appropriate value to calculate the dividend equivalent amount. This was considered the most appropriate assessment of the value of Idearc at the time of the spin-off. This opening price was then divided by the one for twenty share exchange ratio established pursuant to the transaction in order to come up with the dividend equivalent value of $1.325 ($26.50/20) for each outstanding Verizon PSU, RSU or Verizon stock unit. Using the opening price established by the market helped to avoid market volatility pressures and speculative trading influences during the initial day of trading. This adjustment methodology was selected in lieu of providing each participant with additional Idearc stock units because the Committee believes that Verizon’s equity plans should focus on Verizon’s stock performance, not the performance of unrelated companies. The same methodology was applied for all equity plan and nonqualified deferral plan participants.

In making the adjustments described above, the Committee selected methodologies that were designed to preserve but not enhance the economic value of the outstanding awards and that were consistent with industry practice in similar spin-off situations.

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($000s)	Bonus ($000s)	Stock Awards[2] ($000s)	Option Awards ($000s)	Non-Equity Incentive Plan Compensation ($000s)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($000s)	All Other Compen- sation[4] ($000s)	Total ($000s)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ivan G. Seidenberg Chairman & CEO	2006	2,100.0	0.0	13,076.5	0.0	4,252.5	1,097.3	734.4	21,260.7

Lawrence T. Babbio, Jr.[1] Vice Chairman & President	2006	1,200.0	0.0	10,645.7	0.0	1,824.0	527.0	707.4	14,904.1

Dennis F. Strigl Executive Vice President & President & CEO Verizon Wireless Joint Venture	2006	1,125.0	0.0	10,305.5	0.0	2,148.7	537.8	484.2	14,601.2

William P. Barr Executive Vice President & General Counsel	2006	840.0	0.0	6,298.4	0.0	1,020.6	313.8	231.0	8,703.8

Doreen A. Toben Executive Vice President & CFO	2006	825.0	0.0	6,175.5	0.0	1,002.4	284.8	214.3	8,502.0

[1]	Mr. Babbio will retire on or about April 30, 2007. He served as Vice Chairman and President through December 31, 2006.

[2]

The SEC rules require that the amounts in this column reflect the 2006 accounting expense incurred by the Company in accordance with SFAS 123(R) for the PSUs and RSUs granted to the named executive officers. Because all the named executive officers are retirement eligible, the Company is required to include in these amounts the entire expense of the 2006 PSU and RSU awards. In addition, because the 2006, 2005 and 2004 awards are payable in cash, the Company is also required to include in this amount for 2006 any increase or decrease in the price of Verizon’s stock and any dividend equivalents accrued with respect to these awards. For Mr. Seidenberg, it also reflects the cancellation in 2006 of his 2005 RSU award as described in the Company’s 2006 Proxy Statement. The 2006 accounting expense for the awards shown in this column is based on the assumptions described in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2006, as included in the Company’s 2006 Annual Report to Shareowners, and on year-to-date projections of attainment of the objectives established for the 2006, 2005 and 2004 awards. The amounts in this column do not represent the grant date fair value of the 2006 awards granted, nor the amounts that will necessarily be paid to the named executive officer. The Committee will determine the value of the 2006 PSU awards in accordance with the pre-established objectives discussed in the Compensation Discussion and Analysis on pages 28-30 of this Proxy Statement.

[3]

The data included in this column reflects the incremental increase in pension value for each named executive officer pursuant to FASB 87 (based upon the executive’s earliest unreduced retirement age). Verizon does not provide preferential earnings under any nonqualified deferral plans.

[4]

For 2006, the column “All Other Compensation” includes: incremental costs to the Company for personal use of Company aircraft; financial planning allowances; and certain other perquisites and other personal benefits provided to the named executive officers that are described on pages 30-31. The methodology used to determine the incremental costs of the personal use of the Company aircraft is the total 2006 personal flight hours multiplied by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the annual flight hours. “All Other Compensation” also includes Company contributions to the qualified savings plan, the nonqualified Executive Deferral Plan, and the Executive Life Insurance Plan. The 2006 incremental costs and Company contributions for each named executive officer are shown below:

Name	Personal Use of Company Aircraft ($)	Personal Use of Company Vehicle ($)	Financial Planning Allowances ($)	Personal Travel and Related Taxes ($)	Qualified Savings Plan ($)	Nonqualifed Deferral Plan ($)	Life Insurance Bonus Plan ($)
Mr. Seidenberg	177,378	6,477	10,000	0	11,508	310,775	218,294
Mr. Babbio	358,307	9,057	10,000	0	12,100	143,900	174,001
Mr. Strigl	122,646	8,983	10,000	11,849	12,100	145,400	173,222
Mr. Barr	0	0	10,000	0	11,508	83,870	125,612
Ms. Toben	7,862	0	9,500	0	12,100	82,156	102,729

Plan Based Awards

The following table provides information as to the grants of plan-based awards to each named executive officer during 2006. The table identifies the threshold (or minimum amount payable other than zero), target payable if specified performance goals are achieved, and maximum values of the 2006 Non-Equity Incentive Plan Awards made under the Verizon Short-Term Incentive Plan for each of the named executive officers. The table also sets forth the estimated future payouts at threshold, target and maximum number of units of the Equity Incentive Plan Awards, also known as PSUs. RSUs are included in the “All Other Stock Awards” column and together with PSUs make up the named executive officer’s 2006 grant under Verizon’s Long-Term Incentive Plan. The “Grant Date Fair Value of Stock and Option Awards” column reflects the dollar value of the PSUs and RSUs based on the average price of Verizon’s common stock on the grant date, which was February 1, 2006 for the named executive officers other than the CEO and March 3, 2006 for the CEO. Payment of the PSUs will be determined based on Verizon’s Total Shareholder Return (TSR) relative to the TSR of the companies that make up the S&P 500 Index and to the TSR of Verizon’s Industry Peers.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Seidenberg	3/3/2006	0	3,937,500	5,250,000	156,786	461,134	922,268	0	0	0	13,125,018
Mr. Babbio	2/1/2006	0	1,800,000	2,400,000	57,416	168,872	337,744	95,000	0	0	7,500,250
Mr. Strigl	2/1/2006	0	1,687,500	2,250,000	53,826	158,313	316,626	89,060	0	0	7,031,287
Mr. Barr	2/1/2006	0	945,000	1,260,000	33,761	99,297	198,594	55,860	0	0	4,410,147
Ms. Toben	2/1/2006	0	928,125	1,237,500	33,161	97,531	195,062	54,870	0	0	4,331,829

[1]

As reflected in the table above, if pre-established goals under the annual incentive plan are achieved, a payment of 150% of the individual executive’s target award value or 75% of their maximum value would be made. This would result in a payout of 187.5% of base salary for Mr. Seidenberg, 150% of base salary for Messrs. Babbio and Strigl, and 112.5% of base salary for Mr. Barr and Ms. Toben. The actual amount paid is shown in column (g) of the Summary Compensation Table.

[2]

The PSUs that were granted as part of the 2006 Long-Term Incentive Award, which is payable in 2009, for each of the named executive officers may also accrue quarterly dividends that will be reinvested into the participant’s account as additional units. For purposes of estimating accrued dividends at threshold, target and maximum payouts for equity incentive plan awards, the table assumes a quarterly dividend of 40.5 cents, the same quarterly dividend per outstanding share paid to shareholders during 2006.

[3]

The RSUs that were granted as part of the 2006 Long-Term Incentive Award, which is payable in 2009, for each of the named executive officers may also accrue quarterly dividends that will be reinvested into the participant’s account as additional units. In 2006, the quarterly dividend was 40.5 cents, the same quarterly dividend per outstanding share paid to shareholders.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, in columns (b) through (f), the number of unexercised options held by each named executive officer at year-end, the exercise price and expiration date of each award. The table also shows, in columns (g) through (j), the value of the unvested RSUs and PSUs held by such officers at year-end. The value of these awards was calculated by using a share price of $37.24, the closing price of Verizon’s common stock on December 29, 2006. The ultimate payout amount of the unvested PSUs will be based on the satisfaction of the applicable performance goals.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[1] (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mr. Seidenberg	24,788	0	0	36.45	8/14/2007	0		0	974,845	36,303,210
	345,006	0	0	44.45	1/27/2008	0		0	0	0
	608,827	0	0	53.87	1/26/2009	0		0	0	0
	547,949	0	0	57.22	1/25/2010	0		0	0	0
	672,750	0	0	41.88	6/30/2010	0		0	0	0
	812,371	0	0	54.32	1/10/2011	0		0	0	0
	779,251	0	0	47.03	1/23/2012	0		0	0	0
	509,427	0	0	37.24	2/2/2013	0		0	0	0
	323,126	161,564	0	35.51	2/3/2014	0		0	0	0
Mr. Babbio	95,868	0	0	53.39	1/27/2007	196,057		7,301,148	396,471	14,764,580
	99,993	0	0	43.42	1/27/2007	0		0	0	0
	3,150	0	0	31.74	1/27/2007	0		0	0	0
	301,247	0	0	44.45	1/27/2008	0		0	0	0
	301,246	0	0	53.87	1/26/2009	0		0	0	0
	295,482	0	0	57.22	1/25/2010	0		0	0	0
	465,750	0	0	41.88	6/30/2010	0		0	0	0
	338,548	0	0	54.32	1/10/2011	0		0	0	0
	336,064	0	0	47.03	1/23/2012	0		0	0	0
	251,091	0	0	37.24	2/2/2013	0		0	0	0
	164,218	82,112	0	35.51	2/3/2014	0		0	0	0
Mr. Strigl	14,007	0	0	36.45	8/14/2007	213,185	[2]	7,938,991	366,862	13,661,940
	5,100	0	0	50.04	8/14/2007	0		0	0	0
	81,186	0	0	44.45	1/27/2008	0		0	0	0
	28,318	0	0	63.71	1/27/2008	0		0	0	0
	133,948	0	0	53.87	1/26/2009	0		0	0	0
	131,507	0	0	57.22	1/25/2010	0		0	0	0
	414,000	0	0	41.88	6/30/2010	0		0	0	0
	253,885	0	0	54.32	1/10/2011	0		0	0	0
	259,785	0	0	47.03	1/23/2012	0		0	0	0
	212,278	0	0	37.24	2/2/2013	0		0	0	0
	146,210	73,106	0	35.51	2/3/2014	0		0	0	0
Mr. Barr	262,641	0	0	38.84	12/5/2007	115,279		4,293,008	236,048	8,790,431
	77,277	0	0	43.07	2/17/2008	0		0	0	0
	83,843	0	0	51.51	2/15/2009	0		0	0	0
	93,944	0	0	53.97	2/9/2010	0		0	0	0
	310,500	0	0	41.88	6/30/2010	0		0	0	0
	201,411	0	0	54.32	1/10/2011	0		0	0	0
	200,169	0	0	47.03	1/23/2012	0		0	0	0
	154,939	0	0	37.24	2/2/2013	0		0	0	0
	101,222	50,612	0	35.51	2/3/2014	0		0	0	0
Ms. Toben	2,070	0	0	49.11	1/27/2007	113,233		4,216,798	231,016	8,603,046
	3,230	0	0	53.94	1/27/2007	0		0	0	0
	10,039	0	0	36.45	8/14/2007	0		0	0	0
	75,741	0	0	44.45	1/27/2008	0		0	0	0
	91,079	0	0	53.87	1/26/2009	0		0	0	0
	85,697	0	0	57.22	1/25/2010	0		0	0	0
	134,550	0	0	41.88	6/30/2010	0		0	0	0
	129,468	0	0	54.32	1/10/2011	0		0	0	0
	128,650	0	0	47.03	1/23/2012	0		0	0	0
	144,382	0	0	37.24	2/2/2013	0		0	0	0
	98,118	49,059	0	35.51	2/3/2014	0		0	0	0

[1]

The remaining one-third of the 2004 stock option award vested on February 3, 2007. The 2006 RSU award vests on December 31, 2008, and the 2005 RSU award vests on December 31, 2007. The 2006 PSU award vests on December 31, 2008, and the 2005 PSU award vests on December 31, 2007. The 2004 PSU award vested on December 31, 2006; however, satisfaction of the relevant performance condition had not yet been determined as of such date, so it is also included in the table.

[2]	Mr. Strigl received a special 2004 RSU award that is included in the table. The award was paid on February 12, 2007.

Value Realized from Stock Options and Stock Appreciation Awards

The following table sets forth the number of options exercised and the value each named executive officer realized during 2006 and the vesting of prior stock awards for each of the named executive officers during 2006. The table also sets forth the number of PSUs that were paid in 2006. These awards were granted in connection with the 2003-2005 performance cycle under the Long-Term Incentive Plan. In order to determine the value realized from these PSUs, the Committee compared Verizon’s relative TSR position to the S&P 500 Index companies and Verizon’s Industry Peers, over the three-year performance period. The potential maximum value that Messrs. Seidenberg, Babbio, Strigl and Barr and Ms. Toben were eligible to receive was $7,495,617, $3,699,671, $3,128,906, $2,283,069 and $2,124,904, respectively. For this performance cycle, the PSU awards were paid at 41% of their maximum value.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Seidenberg	285,464	1,795,926	102,032	3,073,203
Mr. Babbio	0	0	50,361	1,516,865
Mr. Strigl	0	0	42,591	1,282,851
Mr. Barr	0	0	31,078	936,058
Ms. Toben	108	400	28,925	871,211

Retirement Plans

The following table illustrates the actuarial present value as of December 31, 2006 of benefits accumulated by the named executive officers under the Verizon Pension Plan for Management Employees and the Verizon Excess Pension Plan using the methodology required by the SEC pursuant to the Financial Accounting Standards Board (FASB) Statement 87 at the earliest unreduced retirement age under the plan.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Mr. Seidenberg	Verizon Management Pension Plan	40	1,500,960	0
	Verizon Excess Pension Plan	2	1,162,362	0
Mr. Babbio	Verizon Management Pension Plan	40	1,429,323	0
	Verizon Excess Pension Plan	2	540,667	0
Mr. Strigl	Verizon Management Pension Plan	18	322,180	0
	Verizon Excess Pension Plan	2	544,604	0
Mr. Barr	Verizon Management Pension Plan	12	297,485	0
	Verizon Excess Pension Plan	2	347,253	0
Ms. Toben	Verizon Management Pension Plan	34	1,390,358	0
	Verizon Excess Pension Plan	2	309,818	0

The following table shows the 2006 account activity for each named executive officer and includes each executive’s contributions, company contributions, earnings and the aggregate balance of his or her total deferral account as of December 31, 2006. The aggregate balance includes the total personal contributions made (and not withdrawn) by each executive and the contributions made by the Company and predecessor companies over the career of each executive. Mr. Seidenberg’s total personal contributions made during his 40-year career with the Company were $32,750,056, which accounts for approximately 70% of his aggregate balance at fiscal year end. In addition, approximately 37% of Mr. Seidenberg’s aggregate balance at fiscal year end was invested in Verizon share units.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Seidenberg	361,650	310,775	6,315,782	0	46,949,115
Mr. Babbio	166,800	143,900	1,279,574	0	19,600,212
Mr. Strigl	169,050	145,400	909,124	0	10,625,099
Mr. Barr	96,924	83,870	1,235,265	0	16,046,743
Ms. Toben	1,031,113	82,156	1,406,354	0	12,357,053

Potential Payments upon Termination or Change in Control

As described in the Compensation Discussion and Analysis, Verizon does not generally provide new employment agreements. Mr. Seidenberg’s employment agreement expired in 2004 and was not replaced. Mr. Seidenberg is not eligible for any severance benefits upon his termination from service, including upon a termination following a Change in Control, as defined below. The existing employment agreements with Messrs. Babbio, Strigl and Barr and Ms. Toben, which are described in the Compensation Discussion and Analysis, provide severance benefits under certain circumstances, including a Change in Control.

Change in Control generally means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

a)	Any person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or
b)	The Company and any Person consummate a merger, consolidation, reorganization, or any other business combination; or
c)	The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

Not withstanding these provisions, a Change in Control does not occur if:

a)	The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and
b)	Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and
c)	The CEO of the Company will be the CEO of the surviving parent corporation; and
d)	The headquarters of the surviving parent corporation will be located in New York, New York.

Severance and Change in Control Benefits

The following tables set forth the specific potential payments that would be made to the named executive officer upon termination or a Change in Control. Mr. Seidenberg does not have an employment agreement. The employment agreements for Messrs. Babbio, Strigl and Barr and Ms. Toben are described in more detail on pages 32–34 of this Proxy Statement.

Mr. Seidenberg

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Termination for Good Reason or Change in Control	Change in Control without Termination ($)	Death ($)	Disability ($)
Compensation:				These termination provisions do not apply to Mr. Seidenberg since he no longer has an employment agreement.
Base Salary	0	0	0		0	0	0
Short-term Incentive	2,625,000	2,625,000	0		2,625,000	2,625,000	2,625,000
Long-term Incentives[1]
Performance Stock Units
2005 PSU Grant	9,121,775	9,121,775	0		9,121,775	9,121,775	9,121,775
2006 PSU Grant	13,086,906	13,086,906	0		13,086,906	13,086,906	13,086,906
Employment Agreement	NA	NA	NA		NA	NA	NA
Benefits and Perquisites:
Disability Benefits[2]	0	0	0		0	0	1,376,034
Executive Life Insurance[3]	2,354,865	2,354,865	0		0	9,573,000	2,354,865
Financial Planning[4]	10,000	10,000	0		0	0	0
Aircraft Usage[5]	593,530	593,530	0		0	0	0
Tax Gross-up on Perquisites[6]	1,899,634	1,899,634	0		0	0	1,899,634
280G Tax Gross-up	NA	NA	NA		NA	NA	NA

[1]

The estimated 2005 and 2006 PSU grant amounts were calculated using $37.24 which was the closing price of Verizon’s stock on December 29, 2006. In addition to the closing price, award values were calculated utilizing year to date projections of TSR attainment. As of December 29, 2006 the performance attainments for the 2005 and 2006 award cycles were 34.5% and 42%, respectively, of their maximum award value.

[2]

Assumes Mr. Seidenberg would be immediately eligible for long-term disability benefits on December 31, 2006 from the qualified and nonqualified disability benefit plans. Additional assumptions used to calculate the benefit values include a discount rate of 6% and mortality and recovery based on the 1987 Commissioners Group Disability Table (1987 CGDT) adjusted by .70. The qualified portion of the benefit is estimated at $394,163 and the nonqualified portion of the benefit is estimated at $981,871. The qualified portion of the benefit is employee paid.

[3]

The Executive Life Insurance values represent the bonus amount that would be payable to Mr. Seidenberg under the Executive Life Insurance program through age 70. In the event of his death, Mr. Seidenberg’s beneficiaries will be eligible to receive a death benefit of $9,573,000.

[4]	Represents the value of the financial planning allowance provided by the Company.
[5]	Aircraft usage represents an estimate of five years of personal usage of the Company aircraft. This value was estimated by averaging the last three years of personal aircraft usage times five.
[6]	The tax gross-up values represent the tax gross-up associated with the bonus payable under the Executive Life Insurance program. Mr. Seidenberg is not eligible for any other perquisite tax gross-up.

Mr. Babbio

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Termination for Good Reason or Change in Control ($)	Change in Control without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	1,200,000	1,200,000	0	1,200,000	1,200,000	1,200,000	1,200,000
Long-term Incentives[1]
Performance Stock Units
2005 PSU Grant	3,619,936	3,619,936	0	3,619,936	3,619,936	3,619,936	3,619,936
2006 PSU Grant	4,792,568	4,792,568	0	4,792,568	4,792,568	4,792,568	4,792,568
Restricted Stock Units
2005 RSU Grant	3,497,523	3,497,523	0	3,497,523	3,497,523	3,497,523	3,497,523
2006 RSU Grant	3,803,626	3,803,626	0	3,803,626	3,803,626	3,803,626	3,803,626
Employment Agreement[2]	0	18,000,000	0	18,000,000	0	18,000,000	18,000,000
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	(1,068,417)
Executive Life Insurance[4]	799,510	799,510	0	799,510	0	12,000,000	799,510
Financial Planning[5]	10,000	10,000	0	10,000	0	0	0
Aircraft Usage[6]	338,251	338,251	0	338,251	0	0	0
Outplacement Services[7]	0	14,500	0	14,500	0	0	0
Tax Gross-up on Perquisites[8]	738,009	738,009	0	738,009	0	0	738,009
280G Tax Gross-up9	0	0	0	0	0	0	0

[1]

The estimated 2005 and 2006 PSU and RSU grant amounts were calculated using $37.24 which was the closing price of Verizon’s stock on December 29, 2006. In addition to the closing price, the PSU award values were calculated utilizing year to date projections of TSR attainment. As of December 29, 2006 the performance attainments for the 2005 and 2006 award cycles were 34.5% and 42%, respectively, of their maximum award value.

[2]	Represents the value of separation benefits payable under the terms and conditions of Mr. Babbio’s employment agreement with the Company.
[3]

Mr. Babbio would be eligible for separation benefits under the terms and conditions of his employment agreement with the Company. However, such separation benefits would be reduced by $1,068,417 payable under the Company-sponsored disability plans. The assumptions used to calculate the benefit values include a discount rate of 6% and mortality and recovery based on the 1987 CGDT adjusted by .70. The qualified portion of the benefit is estimated at $306,881 and the nonqualified portion of the benefit is estimated at $761,536. The qualified portion of the benefit is employee paid.

[4]

The Executive Life Insurance values represent the bonus amount that would be payable to Mr. Babbio under the Executive Life Insurance program through age 67. In the event of his death, Mr. Babbio’s beneficiaries will be eligible to receive a death benefit of $12,000,000.

[5]	Represents the value of the financial planning allowance provided by the Company.
[6]	Aircraft usage represents an estimate of two years of personal usage of the Company aircraft. This value was estimated by averaging the last three years of personal aircraft usage times two.
[7]	Represents the value of outplacement services provided by the Company.
[8]	The tax gross-up values represent the tax gross-up associated with the bonus payable under the Executive Life Insurance program. Mr. Babbio is not eligible for any other perquisite tax gross-up.
[9]

No excise tax under Sections 280G and 4999 of the Internal Revenue Code applies. The assumptions used to determine whether an excise tax was required were based on a change in control date of December 31, 2006; RSUs and PSUs were valued at $37.24; benefits and perquisites which are provided to the Executive at retirement were excluded from the 280G calculation as payments that are substantially certain to occur; the 2005 and 2006 RSU grants were treated as vested payments and valued using Treasury Regulation (“Treas. Reg.”) Section 1.280G Q&A 24(b) due to retirement provisions; a portion of the PSUs was treated as vested payments and valued using Treas. Reg. Section 1.280G Q&A 24(b) due to retirement provisions; the remaining portions of the awards were included in the 280G calculation in full; noncompete provisions were assigned a value equal to the lesser of (a) one year of current targeted compensation or (b) the severance amount; and targeted compensation includes salary, target bonus, target long-term incentives and estimated costs of benefits and perquisites.

Mr. Strigl

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Termination for Good Reason or Change in Control ($)	Change in Control without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	1,125,000	1,125,000	0	1,125,000	1,125,000	1,125,000	1,125,000
Long-term Incentives[1]
Performance Stock Units
2005 PSU Grant	3,393,691	3,393,691	0	3,393,691	3,393,691	3,393,691	3,393,691
2006 PSU Grant	4,492,907	4,492,907	0	4,492,907	4,492,907	4,492,907	4,492,907
Restricted Stock Units
2005 RSU Grant	3,278,927	3,278,927	0	3,278,927	3,278,927	3,278,927	3,278,927
2006 RSU Grant	3,565,799	3,565,799	0	3,565,799	3,565,799	3,565,799	3,565,799
Employment Agreement[2]	0	15,750,000	0	15,750,000	0	15,750,000	15,750,000
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	(1,392,137)
Executive Life Insurance[4]	640,591	640,591	0	640,591	0	11,250,000	640,591
Financial Planning[5]	10,000	10,000	0	10,000	0	0	0
Outplacement Services[6]	0	14,500	0	14,500	0	0	0
Tax Gross-up on Perquisites[7]	553,428	553,428	0	553,428	0	0	553,428
280G Tax Gross-up8	0	0	0	0	0	0	0

[1]

The estimated 2005 and 2006 PSU and RSU grant amounts were calculated using $37.24 which was the closing price of Verizon’s stock on December 29, 2006. In addition to the closing price, the PSU award values were calculated utilizing year to date projections of TSR attainment. As of December 29, 2006 the performance attainments for the 2005 and 2006 award cycles were 34.5% and 42%, respectively, of their maximum award value.

[2]	Represents the value of separation benefits payable under the terms and conditions of Mr. Strigl’s employment agreement with the Company.
[3]

Mr. Strigl would be eligible for separation benefits under the terms and conditions of his employment agreement with the Company. However, such separation benefits would be reduced by $1,392,137 payable under the Company-sponsored disability plans. The assumptions used to calculate the benefit values include a discount rate of 6% and mortality and recovery based on the 1987 CGDT adjusted by .70. The qualified portion of the benefit is estimated at $398,775 and the nonqualified portion of the benefit is estimated at $993,362. The qualified portion of the benefit is employee paid.

[4]

The Executive Life Insurance values represent the bonus amount that would be payable to Mr. Strigl under the Executive Life Insurance program through age 65. In the event of his death, Mr. Strigl’s beneficiaries will be eligible to receive a death benefit of $11,250,000.

[5]	Represents the value of the financial planning allowance provided by the Company.
[6]	Represents the value of outplacement services provided by the Company.
[7]	The tax gross-up values represent the tax gross-up associated with the bonus payable under the Executive Life Insurance program. Mr. Strigl is not eligible for any other perquisite tax gross-up.
[8]

No excise tax under Sections 280G and 4999 of the Internal Revenue Code applies. The assumptions used to determine whether an excise tax was required were based on a change in control date of December 31, 2006; RSUs and PSUs were valued at $37.24; benefits and perquisites which are provided to the Executive at retirement were excluded from the 280G calculation as payments that are substantially certain to occur; the 2005 and 2006 RSU grants were treated as vested payments and valued using Treas. Reg. Section 1.280G Q&A 24(b) due to retirement provisions; a portion of the PSUs was treated as vested payments and valued using Treas. Reg. Section 1.280G Q&A 24(b) due to retirement provisions; the remaining portions of the awards were included in the 280G calculation in full; noncompete provisions were assigned a value equal to the lesser of (a) one year of current targeted compensation or (b) the severance amount; and targeted compensation includes salary, target bonus, target long-term incentives and estimated costs of benefits and perquisites.

Mr. Barr

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Termination for Good Reason or Change in Control ($)	Change in Control without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	630,000	630,000	0	630,000	630,000	630,000	630,000
Long-term Incentives[1]
Performance Stock Units
2005 PSU Grant	2,128,452	2,128,452	0	2,128,452	2,128,452	2,128,452	2,128,452
2006 PSU Grant	2,818,030	2,818,030	0	2,818,030	2,818,030	2,818,030	2,818,030
Restricted Stock Units
2005 RSU Grant	2,056,476	2,056,476	0	2,056,476	2,056,476	2,056,476	2,056,476
2006 RSU Grant	2,236,532	2,236,532	0	2,236,532	2,236,532	2,236,532	2,236,532
Employment Agreement[2]	0	10,080,000	0	10,080,000	0	10,080,000	10,080,000
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	(1,877,594)
Executive Life Insurance[4]	667,289	667,289	0	667,289	0	7,350,000	667,289
Financial Planning[5]	10,000	10,000	0	10,000	0	0	0
Outplacement Services[6]	0	14,500	0	14,500	0	0	0
Tax Gross-up on Perquisites[7]	538,292	538,292	0	538,292	0	0	538,292
280G Tax Gross-up8	0	0	0	0	0	0	0

[1]

The estimated 2005 and 2006 PSU and RSU grant amounts were calculated using $37.24 which was the closing price of Verizon’s stock on December 29, 2006. In addition to the closing price, the PSU award values were calculated utilizing year to date projections of TSR attainment. As of December 29, 2006 the performance attainments for the 2005 and 2006 award cycles were 34.5% and 42%, respectively, of their maximum award value.

[2]	Represents the value of separation benefits payable under the terms and conditions of Mr. Barr’s employment agreement with the Company.
[3]

Mr. Barr would be eligible for separation benefits under the terms and conditions of his employment agreement with the Company. However, such separation benefits would be reduced by $1,877,594 payable under the Company-sponsored disability plans. The assumptions used to calculate the benefit values include a discount rate of 6% and mortality and recovery based on the 1987 CGDT adjusted by .70. The qualified portion of the benefit is estimated at $537,833 and the nonqualified portion of the benefit is estimated at $1,339,761. The qualified portion of the benefit is employee paid.

[4]

The Executive Life Insurance values represent the bonus amount that would be payable to Mr. Barr under the Executive Life Insurance program through age 65. In the event of his death, Mr. Barr’s beneficiaries will be eligible to receive a death benefit of $7,350,000.

[5]	Represents the value of the financial planning allowance provided by the Company.
[6]	Represents the value of outplacement services provided by the Company.
[7]	The tax gross-up values represent the tax gross-up associated with the bonus payable under the Executive Life Insurance program. Mr. Barr is not eligible for any other perquisite tax gross-up.
[8]

No excise tax under Sections 280G and 4999 of the Internal Revenue Code applies. The assumptions used to determine whether an excise tax was required were based on a change in control date of December 31, 2006; RSUs and PSUs were valued at $37.24; benefits and perquisites which are provided to the Executive at retirement were excluded from the 280G calculation as payments that are substantially certain to occur; the 2005 and 2006 RSU grants were treated as vested payments and valued using Treas. Reg. Section 1.280G Q&A 24(b) due to retirement provisions; a portion of the PSUs was treated as vested payments and valued using Treas. Reg. Section 1.280G Q&A 24(b) due to retirement provisions; the remaining portions of the awards were included in the 280G calculation in full; noncompete provisions were assigned a value equal to the lesser of (a) one year of current targeted compensation or (b) the severance amount; and targeted compensation includes salary, target bonus, target long-term incentives and estimated costs of benefits and perquisites.

Ms. Toben

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Termination for Good Reason ($)	Change in Control without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	618,750	618,750	0	618,750	618,750	618,750	618,750
Long-term Incentives[1]
Performance Stock Units
2005 PSU Grant	2,090,455	2,090,455	0	2,090,455	2,090,455	2,090,455	2,090,455
2006 PSU Grant	2,767,918	2,767,918	0	2,767,918	2,767,918	2,767,918	2,767,918
Restricted Stock Units
2005 RSU Grant	2,019,904	2,019,904	0	2,019,904	2,019,904	2,019,904	2,019,904
2006 RSU Grant	2,196,894	2,196,894	0	2,196,894	2,196,894	2,196,894	2,196,894
Employment Agreement[2]	0	2,887,500	0	2,887,500	0	1,443,750	1,443,750
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	(1,824,083)
Executive Life Insurance[4]	362,245	362,245	0	362,245	0	7,220,000	362,245
Financial Planning[5]	9,500	9,500	0	9,500	0	0	0
Outplacement Services[6]	0	14,500	0	14,500	0	0	0
Tax Gross-up on Perquisites[7]	312,956	312,956	0	312,956	0	0	312,956
280G Tax Gross-up8	0	0	0	0	0	0	0

[1]

The estimated 2005 and 2006 PSU and RSU grant amounts were calculated using $37.24 which was the closing price of Verizon’s stock on December 29, 2006. In addition to the closing price, the PSU award values were calculated utilizing year to date projections of TSR attainment. As of December 29, 2006 the performance attainments for the 2005 and 2006 award cycles were 34.5% and 42%, respectively, of their maximum award value.

[2]	Represents the value of separation benefits payable under the terms and conditions of Ms. Toben’s employment agreement with the Company.
[3]

Ms. Toben would be eligible for separation benefits under the terms and conditions of her employment agreement with the Company. However, such separation benefits would be reduced by $1,824,083 payable under the Company-sponsored disability plans. The assumptions used to calculate the benefit values include a discount rate of 6% and mortality and recovery based on the 1987 CGDT adjusted by .70. The qualified portion of the benefit is estimated at $522,505 and the nonqualified portion of the benefit is estimated at $1,301,578. The qualified portion of the benefit is employee paid.

[4]

The Executive Life Insurance values represent the bonus amount that would be payable to Ms. Toben under the Executive Life Insurance program through age 65. In the event of her death, Ms. Toben’s beneficiaries will be eligible to receive a death benefit of $7,220,000.

[5]	Represents the value of the financial planning allowance provided by the Company.
[6]	Represents the value of outplacement services provided by the Company.
[7]	The tax gross-up values represent the tax gross-up associated with the bonus payable under the Executive Life Insurance program. Ms. Toben is not eligible for any other perquisite tax gross-up.
[8]

No excise tax under Sections 280G and 4999 of the Internal Revenue Code applies. The assumptions used to determine whether an excise tax was required were based on a change in control date of December 31, 2006; RSUs and PSUs were valued at $37.24; benefits and perquisites which are provided to the Executive at retirement were excluded from the 280G calculation as payments that are substantially certain to occur; the 2005 and 2006 RSU grants were treated as vested payments and valued using Treas. Reg. Section 1.280G Q&A 24(b) due to retirement provisions; a portion of the PSUs was treated as vested payments and valued using Treas. Reg. Section 1.280G Q&A 24(b) due to retirement provisions; the remaining portions of the awards were included in the 280G calculation in full; noncompete provisions were assigned a value equal to the lesser of (a) one year of current targeted compensation or (b) the severance amount; and targeted compensation includes salary, target bonus, target long-term incentives and estimated costs of benefits and perquisites.

2006 Non-Employee Director Compensation

Each Verizon non-employee Director receives an annual cash retainer of $60,000, and each Committee Chairperson received an additional $5,000 annual cash retainer in 2006. Beginning in 2007, the retainer for Committee Chairpersons has been increased to $15,000. In addition, each non-employee Director receives an annual equity grant of share equivalents valued at $130,000 on the date of grant. Each non-employee Director also receives a meeting fee of $1,000 for a Board or Committee meeting that occurs other than on the day before or the day of a regularly scheduled Board meeting.

Non-employee Directors may defer the receipt of all or part of their annual cash retainer and associated meeting fees under the Verizon Executive Deferral Plan for Non-Employee Directors. A non-employee Director may elect to defer amounts into any combination of the investment options that generally parallel the investment options in Verizon’s Management Savings Plan, including a cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services.

Each new non-employee Director who joins the Board receives a one-time grant of 3,000 Verizon phantom stock units at the fair market value on the effective date of his or her initial election to the Board. These stock units are automatically credited to the Director’s deferred compensation account. These units are invested in the Verizon stock fund and paid in a lump sum in the year following the year the Director leaves the Board.

The following table sets forth the compensation of each of Verizon’s non-employee Directors for 2006.

Director Compensation

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[3]	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James R. Barker	65,500	202,957	—	—	—	3,462	271,919
Richard L. Carrión	64,000	202,957	—	—	—	2,231	269,188
M. Frances Keeth	5,000	123,233	—	—	—	202	128,435
Robert W. Lane	69,000	202,957	—	—	—	678	272,635
Sandra O. Moose*	72,000	202,957	—	—	—	24	274,981
Joseph Neubauer	66,000	202,957	—	—	—	24	268,981
Donald T. Nicolaisen	65,000	198,555	—	—	—	5,869	269,424
Thomas H. O’Brien*	71,000	202,957	—	—	—	4,658	278,615
Clarence Otis, Jr.	64,000	283,885	—	—	—	5,230	353,115
Hugh B. Price	64,000	202,957	—	—	—	5,451	272,408
Walter V. Shipley*	72,000	202,957	—	—	—	3,237	278,194
John R. Stafford	68,000	202,957	—	—	—	1,112	272,069
Robert D. Storey	62,000	202,957	—	—	—	3,137	268,094

*	Denotes a Committee Chairperson.
[1]	All fees earned in 2006, including Committee Chairperson fees, whether paid in cash or deferred under the Directors’ deferred compensation plan are included in this column.
[2]

The SEC rules require that the amounts in this column reflect the 2006 accounting expense incurred by the Company in accordance with SFAS 123(R) for the stock awards granted to the Directors. Because the Directors are immediately vested in the awards, the Company is required to include the entire 2006 stock award expense in this column. In addition, because the outstanding 2006 and 2005 awards are payable in cash, the Company is required to include in this amount any increase or decrease in the price of Verizon’s stock for 2006, and any dividend equivalents accrued. The grant date fair value of each Director’s annual stock award was $130,000, except for Ms. Keeth whose award was prorated based on her term of service. The grant date fair value of her award was $10,833. Ms. Keeth and Mr. Otis received the one-time grant upon their election to the Board in 2006 with the following grant date fair values: Ms. Keeth, $104,700; Mr. Otis, $94,140. The following reflects the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2006 for each non-employee Director: James R. Barker, 174,079 and 36,123; Richard L. Carrión, 25,460 and 64,663; M. Frances Keeth, 3,309 and 0; Robert W. Lane, 10,231 and 16,600; Sandra O. Moose, 30,576 and 36,123; Joseph Neubauer, 42,671 and 66,300; Donald T. Nicolaisen, 8,029 and 0; Thomas H. O’Brien, 37,561 and 43,108; Clarence Otis, Jr., 7,623 and 0; Hugh B. Price, 24,088 and 52,941; Walter V. Shipley, 24,561 and 57,162; John R. Stafford, 31,603 and 52,941; Robert D. Storey, 35,034 and 31,723.

[3]	All other compensation includes concession wireline and wireless communications services and equipment; and business-related travel and accident insurance coverage premiums.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

On January 31, 2007, there were approximately 2.9 billion shares of Verizon Communications Inc. common stock outstanding. This table sets forth information as of December 31, 2006, about persons we know to beneficially own more than five percent of the shares of Verizon common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, California 94105	170,926,260	[1]	5.87%

[1]

This information is based upon a filing with the Securities and Exchange Commission dated January 31, 2007, made by Barclays setting forth information as of December 31, 2006. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. These entities in the aggregate have voting power with respect to 149,019,192 shares and dispositive power with respect to 170,926,260 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The Human Resources Committee of the Board has approved stock ownership guidelines for all executive officers. Under these guidelines, by the end of a five-year period, the Chief Executive Officer is encouraged to acquire and hold Company shares with a value of five times the base salary then in effect; other executive officers, depending upon their position, are encouraged to acquire and hold shares having a value of one to four times salary. The Committee reviews stock ownership on an annual basis. The Board’s Corporate Governance Guidelines encourage Directors of the Company to hold a minimum of 5,000 shares, to be acquired over a period of up to five years.

This table sets forth information as of January 31, 2007, regarding the shares of Verizon common stock beneficially owned by the named executive officers, each Director and all executive officers and Directors as a group (including shares held in the Company’s employee savings plans and shares which may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans). The shares shown in this table, in the aggregate, represent less than one percent of the total outstanding shares of Verizon. Except as otherwise noted, each individual and/or his or her family member(s) have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Company plans that we have included in the Total column in the table below in order to indicate the total economic interest of the executive officers and Directors in Verizon common stock.

Name	Stock[1]	Total[2]
Named Executive Officers:
Ivan G. Seidenberg*	5,042,271	6,458,784
Lawrence T. Babbio, Jr.	2,722,430	3,325,147
Dennis F. Strigl	1,754,430	2,358,702
William P. Barr	1,550,398	1,937,311
Doreen A. Toben	960,524	1,298,926
Other Directors:
James R. Barker	41,247	215,326
Richard L. Carrión	67,909	91,277
M. Frances Keeth	—	3,309
Robert W. Lane	16,600	26,831
Sandra O. Moose	36,123	66,699
Joseph Neubauer	66,970	109,641
Donald T. Nicolaisen	—	8,029
Thomas H. O’Brien	45,889	83,450
Clarence Otis, Jr.	—	7,623
Hugh B. Price	54,638	77,086
Walter V. Shipley	72,922	85,562
John W. Snow[3]	—	—
John R. Stafford	68,335	90,994
Robert D. Storey	32,089	67,123

All of the above and other Executive Officers as a group	15,719,311	21,293,413

*	Also serves as a Director.
[1]

Includes direct holdings and shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 4,760,271 shares for Mr. Seidenberg, 2,535,758 shares for Mr. Babbio, 1,753,330 shares for Mr. Strigl, 1,536,558 shares for Mr. Barr, 960,302 shares for Ms. Toben, 36,123 shares for Mr. Barker, 64,663 shares for Mr. Carrión, 16,600 shares for Mr. Lane, 36,123 shares for Ms. Moose, 61,125 shares for Mr. Neubauer, 37,933 shares for Mr. O’Brien, 52,941 shares for Mr. Price, 57,162 shares for Mr. Shipley, 52,941 shares for Mr. Stafford and 31,723 shares for Mr. Storey. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]

In addition to shares listed in the “Stock” column, includes performance stock units, restricted stock units and other stock units under deferred compensation plans which may not be voted or transferred.

[3]	Elected to the Board effective February 1, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Securities and Exchange Commission rules require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals’ behalf, all Section 16(a) filing requirements have been met during calendar year 2006.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the Proxy Committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors

Marianne Drost

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 28, 2007

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development. At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions. The independent Directors of the Board meet at least once each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In the executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Presiding Director. At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent director to serve as Presiding Director until the next Annual Meeting, or until his or her successor is elected and qualified, with the initial Presiding Director to hold office until the 2007 Annual Meeting or until her successor is elected or qualified. The Presiding Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Presiding Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in his or her discretion, call an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Committees. There are three (3) committees of the Board: Audit and Finance; Corporate Governance and Policy; and Human Resources. The members of the Audit and Finance, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership. The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings. Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.

A candidate must:

•	Be ethical;

•	Have proven judgment and competence;

•

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates. The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence. A Director is considered independent if the Board finds that the Director has no material relationship with the Corporation. In evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

•	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

•	Been an employee or affiliate of an independent public accountant of Verizon;

•

Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

•

Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	Within the past three years, the Director has been retained under a personal or professional services contract by Verizon;

3.	The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.	The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.	The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation);

6.	Another Director or a Verizon Senior Executive is a Member of the Director’s Immediate Family; or

7.	The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.

For purposes of this Policy,

“Related Person” means:

1. any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2. any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3. any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4. any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s stock at the time of the Transaction (as defined below).

“Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

“Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;
(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)	a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;
(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

“Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.

The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.

Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in status or retirement. If a Director retires or changes his or her employment status or principal responsibility outside of Verizon, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards. A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Public Policy Committee of any changes in their membership on other boards.

Retirement. A Director will retire from the Board at the Board meeting next following his or her 72nd birthday.

Former CEO. The CEO will resign from the Board effective when he or she no longer serves as CEO.

Compensation. The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock ownership. Directors are encouraged to hold at least 5,000 shares of Verizon stock that may be acquired over a period of up to five years. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of interest. A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

•

the Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon (“potential competitive interest”); or

•	the Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

•	the Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate opportunities. A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities transactions. A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality. Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair dealing. Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver. No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board, the non-employee Directors as a group or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name, the non-employee Directors as a group or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee, non-employee Directors or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Directions to Verizon Communications Inc.

Annual Meeting of Shareholders

Westin Convention Center Hotel

1000 Penn Avenue

Pittsburgh, Pennsylvania 15222

From the Airport:

Follow the signs reading Route 60 – Pittsburgh to I-279 N through the Fort Pitt Tunnels and across the Fort Pitt Bridge into downtown Pittsburgh. Follow the signs to Liberty Avenue. Once on Liberty Avenue, continue straight to 10th Street and turn left. The main entrance of the hotel is on the immediate right.

From the South:

Take I-79 N to the Pittsburgh exit. Follow I-279 N through the Fort Pitt Tunnels and across the Fort Pitt Bridge into downtown Pittsburgh. Follow the signs to Liberty Avenue. Once on Liberty Avenue, continue straight to 10th Street and turn left. The main entrance of the hotel is on the immediate right.

From the North:

Take I-79 S to I-279 S. Follow the signs to I-579 S and cross the Veterans Bridge. Take the 7th Avenue exit and go down the ramp to the stop sign. Go straight and turn right at the second traffic light onto William Penn Place. Go to the next light and cross over Liberty Avenue. The main entrance of the hotel is on the immediate right.

From the East:

Follow the Pennsylvania Turnpike (I-76 W) to Exit 57 (Monroeville Exit). Follow I-376 W into downtown Pittsburgh. Take Exit #1C (Grant Street). Go down the ramp onto Grant Street and continue straight to 11th Street and Liberty Avenue and turn left. Go one block and turn left onto Penn Avenue. Go one more block and turn left onto 10th Street. The main entrance of the hotel is on the immediate left.

From the West:

Take the Pennsylvania Turnpike to Exit 28 to I-79 S to I-279 S. Follow the signs to I-579 S and cross the Veterans Bridge. Take the 7th Avenue exit and go down the ramp to the stop sign. Go straight and turn right at the second traffic light onto William Penn Place. Go to the next light and cross over Liberty Avenue. The main entrance of the hotel is on the immediate right.

Parking is available in the hotel garage. We will validate your parking ticket so that there will be no charge for parking.

Printed on recycled paper.

This document is printed on recycled paper which contains at least 10% post-consumer waste.	VZN-PS-07
002CS-14133

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000004

Admission Ticket

000000000.000000 ext            000000000.000000 ext

000000000.000000 ext            000000000.000000 ext

000000000.000000 ext            000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

			Vote by Internet
			• Log on to the Internet and go to
			www.investorvote.com/verizon

			• Follow the steps outlined on the secured website.

			Vote by telephone
			• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

			• Follow the instructions provided by the recorded message.

Using an ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

_______________________________________________________________________________________________________________________________________

A	The Board of Directors recommends a vote FOR:

1. Election of Directors:		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain	+
01	- James R. Barker	☐	☐	☐	02	- Richard L. Carrión	☐	☐	☐	03	- M. Frances Keeth	☐	☐	☐

04	- Robert W. Lane	☐	☐	☐	05	- Sandra O. Moose	☐	☐	☐	06	- Joseph Neubauer	☐	☐	☐

07	- Donald T. Nicolaisen	☐	☐	☐	08	- Thomas H. O’Brien	☐	☐	☐	09	- Clarence Otis, Jr.	☐	☐	☐

10	- Hugh B. Price	☐	☐	☐	11	- Ivan G. Seidenberg	☐	☐	☐	12	- Walter V. Shipley	☐	☐	☐

13	- John W. Snow	☐	☐	☐	14	- John R. Stafford	☐	☐	☐	15	- Robert D. Storey	☐	☐	☐

	For	Against	Abstain
2. Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

B	The Board of Directors recommends a vote AGAINST:

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
3.	Eliminate Stock Options	☐	☐	☐	4.	Shareholder Approval of Future Severance Agreements	☐	☐	☐	5.	Compensation Consultant Disclosure	☐	☐	☐

6.	Advisory Vote on Executive Compensation	☐	☐	☐	7.	Limit Service on Outside Boards	☐	☐	☐	8.	Shareholder Approval of Future Poison Pill	☐	☐	☐

9.	Report on Charitable Contributions	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and
Sign Below

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2007 Annual Meeting Admission Ticket

2007 Annual Meeting of Shareholders

Verizon Communications Inc.

May 3, 2007, 10:30 A.M. Local Time

The Westin Convention Center Hotel

1000 Penn Avenue

Pittsburgh, Pennsylvania 15222

Upon arrival, please present this admission ticket

at the registration desk.

From the Airport: Follow the signs reading Route 60 – Pittsburgh to I-279 N through the Fort Pitt Tunnels and across the Fort Pitt Bridge into downtown Pittsburgh. Follow the signs to Liberty Avenue. Once on Liberty Avenue, continue straight to 10th Street and turn left. The main entrance of the hotel is on the immediate right.

From the South: Take I-79 N to the Pittsburgh exit. Follow I-279 N through the Fort Pitt Tunnels and across the Fort Pitt Bridge into downtown Pittsburgh. Follow the signs to Liberty Avenue. Once on Liberty Avenue, continue straight to 10th Street and turn left. The main entrance of the hotel is on the immediate right.

From the North: Take I-79 S to I-279 S. Follow the signs to I-579 S and cross the Veterans Bridge. Take the 7th Avenue exit and go down the ramp to the stop sign. Go straight and turn right at the second traffic light onto William Penn Place. Go to the next light and cross over Liberty Avenue. The main entrance of the hotel is on the immediate right.

From the East: Follow the Pennsylvania Turnpike (I-76 W) to Exit 57 (Monroeville Exit). Follow I-376 W into downtown Pittsburgh. Take Exit #1C (Grant Street). Go down the ramp onto Grant Street and continue straight to 11th Street and Liberty Avenue and turn left. Go one block and turn left onto Penn Avenue. Go one more block and turn left onto 10th Street. The main entrance of the hotel is on the immediate left.

From the West: Take the Pennsylvania Turnpike to Exit 28 to I-79 S to I-279 S. Follow the signs to
I-579 S and cross the Veterans Bridge. Take the 7th Avenue exit and go down the ramp to the stop sign. Go straight and turn right at the second traffic light onto William Penn Place. Go to the next light and cross over Liberty Avenue. The main entrance of the hotel is on the immediate right.

Parking is available in the hotel garage. We will validate your parking ticket so that there will be no charge for parking.

Ú IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Notice of 2007 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 3, 2007, 10:30 a.m.

The undersigned hereby appoints I.G. Seidenberg and M. Drost, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of the nominees for Director: James R. Barker, Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, Ivan G. Seidenberg, Walter V. Shipley, John W. Snow, John R. Stafford, Robert D. Storey and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

This card also provides your voting instructions for shares held of record for your account in the Verizon Communications Direct Invest Plan. If you own shares in the Verizon employee savings plans in the same name as shown on this card, this card also provides voting instructions for those shares. To allow sufficient time for the savings plan trustees to tabulate the vote of the savings plan shares, they must receive proxy voting instructions for those shares by April 30, 2007.

If you do not properly sign and return a proxy, vote by telephone or Internet, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed, except that shares in any of the Verizon employee savings plans will be voted as described on page 1 of the Proxy Statement.

Please sign on the reverse side and return this proxy in the enclosed envelope. Please sign exactly as name(s) appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title. If you vote by telephone or Internet, please do not mail your card.